Exhibit 10.1

Confidential

SHARE PURCHASE AGREEMENT

AMONG

ATA INC.

ATA TESTING AUTHORITY (HOLDINGS) LIMITED

XING WEI INSTITUTE (HONG KONG) LIMITED

ATA LEARNING (BEIJING) INC.

AND

DELTA HORIZON LIMITED

ALPHA METRIC HORIZON LIMITED

NINGBO MEISHAN BONDED PORT AREA MAIKAIWEN EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP)

NINGBO MEISHAN BONDED PORT AREA ZHENMING EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP)

NINGBO MEISHAN BONDED PORT AREA XINYI EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP)

NINGBO MEISHAN BONDED PORT AREA QIXIN EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP)

NEW BEAUTY HOLDINGS LIMITED

KEVIN XIAOFENG MA

Dated as of February 6, 2018

i

ii

EXHIBITS

A	Form of Zhongxiao Share Purchase Agreement
B	Form of ATA Learning Share Purchase Agreement

SCHEDULES

1	Capitalization of the Acquired Companies
2	List of Assets to be Transferred to ATA Testing

ANNEXES

I	Debt Commitment Letters
II	Equity Commitment Letter

iii

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 6, 2018, is made and entered into by and among:

1.                                      ATA Inc., a company incorporated under the Laws of the Cayman Islands and listed on the NASDAQ Global Market (the “Seller”);

2.                                      ATA Testing Authority (Holdings) Limited, a company incorporated under the Laws of the British Virgin Islands and a wholly-owned subsidiary of the Seller (“ATA BVI”);

3.                                      Xing Wei Institute (Hong Kong) Limited, a company incorporated under the Laws of Hong Kong and a wholly-owned subsidiary of the Seller (“Xing Wei”);

4.                                      北京全美教育技术服务有限公司 (ATA Learning (Beijing) Inc.), a limited liability company incorporated under the Laws of the People’s Republic of China (the “PRC” or “China”) and a wholly-owned subsidiary of ATA BVI (“ATA Learning”);

5.                                      Delta Horizon Limited (新视野教育有限公司), a company incorporated under the Laws of Hong Kong  (“Buyer 1”);

6.                                      Alpha Metric Horizon Limited (新元教育有限公司), a company incorporated under the Laws of Hong Kong  (“Buyer 2”);

7.                                      宁波梅山保税港区麦凯芠股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP) ), a limited partnership incorporated under the Laws of the PRC  (“Buyer 3”);

8.                                      宁波梅山保税港区臻铭股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP)), a limited partnership incorporated under the Laws of the PRC  (“Buyer 4”);

9.                                      宁波梅山保税港区馨怡股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP)), a limited partnership incorporated under the Laws of the PRC  (“Buyer 5”);

10.                               宁波梅山保税港区启馨股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP)), a limited partnership incorporated under the Laws of the PRC  (“Buyer 6”);

11.                               New Beauty Holdings Limited (新美控股有限公司), a company incorporated under the Laws of the British Virgin Islands (“Buyer 7”, collectively with Buyer 1, Buyer 2, Buyer 3, Buyer 4, Buyer 5 and Buyer 6, the “Buyers” and each, a “Buyer”); and

12.                               Kevin Xiaofeng Ma, a citizen of the PRC (“Guarantor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests (defined below) of Xing Wei, which in turn owns all of the issued and outstanding Equity Interests of 众效致行教育科技（北京）有限公司 (Zhongxiao Zhixing Education Technology (Beijing) Limited), a limited liability company incorporated under the Laws of the PRC and a wholly-owned subsidiary of Xing Wei (“Zhongxiao”), which in turn owns ten percent (10%) of the issued and outstanding Equity Interests of 全美在线（北京）教育科技股份有限公司 (ATA Online (Beijing) Education Technology Co., Ltd.), a company limited by shares incorporated under the Laws of the PRC (“ATA Online”, collectively with ATA Learning (where applicable) and Zhongxiao, the “Acquired Companies” and each, an “Acquired Company”);

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of ATA BVI, which in turn owns all of the issued and outstanding Equity Interests of ATA Learning, which in turn owns ninety percent (90%) of the issued and outstanding Equity Interests of ATA Online;

WHEREAS, the Acquired Companies are jointly engaged in the business of computer-based testing services in China (as presently conducted by the Acquired Companies, the “Business”; for purposes of this Agreement and the transactions contemplated hereby, the Business shall exclude the assets set forth in Schedule 2 attached hereof);

WHEREAS, the Buyers desire to acquire the Business through the purchase of the Acquired Companies, and the Seller, through its subsidiaries, ATA BVI and Xing Wei, desires to transfer and sell the Business to the Buyers through the sale of the Acquired Companies, subject to the terms and conditions of this Agreement and the Ancillary Agreements (defined below), so that, upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Buyers will collectively own, directly or indirectly, all of the issued and outstanding Equity Interests of the Acquired Companies, in the following manner:

i.                  Buyer 1 shall purchase from Xing Wei, all of the issued and outstanding Equity Interests of Zhongxiao, and solely in order to facilitate the requisite approvals under applicable PRC Laws in order to register the transfer of such Equity Interests of Zhongxiao to Buyer 1, Buyer 1 and Xing Wei will execute a share purchase agreement in substantially the form attached hereto as Exhibit A (“Zhongxiao SPA”) prior to the First Closing (defined below);

ii.               Buyer 2, Buyer 3, Buyer 4, Buyer 5 and Buyer 6 shall purchase from ATA Learning an aggregate of thirty nine percent (39%) of the issued and outstanding Equity Interests of ATA Online, among which, Buyer 2 shall purchase seven point five percent (7.5%) of the issued and outstanding Equity Interests of ATA Online, Buyer 3 shall purchase one point five percent (1.5%) of the issued and outstanding Equity Interests of ATA Online, Buyer 4 shall purchase ten point six percent (10.6%) of the issued and outstanding Equity Interests of ATA Online, Buyer 5 shall purchase ten percent (10%) of the issued and outstanding Equity Interests of ATA Online, and Buyer 6 shall purchase nine point four percent (9.4%) of the issued and outstanding Equity Interests of ATA Online; and

iii.            Buyer 7 shall purchase from ATA BVI all of the issued and outstanding Equity Interests of ATA Learning, and solely in order to facilitate the requisite approvals under applicable PRC law in order to register the transfer of such Equity Interests of ATA Learning to Buyer 7, Buyer 7 and ATA BVI will execute a share purchase agreement in substantially the form attached hereto as Exhibit  (“ATA Learning SPA”) prior to the Third Closing; and

WHEREAS, Guarantor will cause his designee to pay a cash deposit in the amount of $20,000,000 to ATA BVI as collateral and security for the payment obligations of the Buyers under this Agreement (the “Deposit”);

WHEREAS, the board of directors of the Seller (the “Seller Board”), acting upon the unanimous recommendation of the special committee of the Seller Board (the “Special Committee”), has approved the execution, delivery and performance of this Agreement and the Ancillary Agreements (defined below) and the consummation of the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01              Certain Defined Terms.

For purposes of this Agreement:

“Accounting Principles” means the United States GAAP.

“Acquisition Proposal” shall mean any proposal or offer relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of any of the Acquired Companies by any third party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any third party directly or indirectly acquiring assets  representing twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, or to which twenty percent (20%) or more of the Acquired Companies’ consolidated revenues, net income and earnings before interest, taxes and depreciation are attributable, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any third party beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding shares of any Acquired Company, or (iv) any combination of the foregoing, in each case other than the transactions contemplated hereunder.

“Action” means any action, suit, arbitration, mediation, litigation, formal investigation, audit, inquiry, examination or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (a) (in the case of a specified Person who is an individual) such Person’s (i) parents, (ii) spouse and such spouse’s parents and siblings, (iii) siblings and their spouses, (iv) descendants and their spouses (whether by blood or adoption and including stepchildren), and (v) any entity controlled by such Person; (b) (in the case of a specified Person which is an entity), any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means Zhongxiao SPA and ATA Learning SPA.

“ATA Testing” means 全美测评软件系统（北京）有限公司 (ATA Testing Authority (Beijing) Limited), a wholly-owned Subsidiary of ATA BVI.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, the Hong Kong Special Administrative Region of China or Beijing, China.

“Cash” means, as of a specified time, the aggregate amount of all cash and cash equivalents of the Acquired Companies as of such time, determined in accordance with the Accounting Principles; provided that “Cash” shall exclude (a) all cash and cash equivalents that constitute “restricted cash” under GAAP or that cannot otherwise be freely used by the Acquired Companies due to restrictions under Law or Contract and (b) all cash equivalents that cannot be reasonably converted to cash in less than three months.

“Closing Cash Amount” means the aggregate amount of Cash of the Acquired Companies as of 11:59 p.m. China time on the date immediately preceding the Closing Date, as applicable, provided, however, that “Closing Cash Amount” shall not include the Dividend and Distribution Amount.

“Closing” means the First Closing, the Second Closing or the Third Closing, where applicable.

“Closing Date” means the First Closing Date, the Second Closing Date or the Third Closing Date, where applicable.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Acquired Companies (other than any Indebtedness between any Acquired Company, on the one hand, and any other Acquired Company or Acquired Companies, on the other hand) as of 11:59 p.m. China time on the date immediately preceding the Closing Date, as applicable.

“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development or other confidential matters, including any confidential or proprietary information provided under this Agreement, any Ancillary Agreement, or any of the exhibits or schedule attached hereto; provided, that Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 5.03 or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives or (iii) becomes available to the receiving party on a non-confidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any written legally binding contract, agreement, license, sublicense, lease, sublease, commitment, or sales or purchase order and arrangements, understandings or other instruments.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or by Contract.

“Debt Financing Sources” means any Persons (including the parties to the Debt Financing Agreements, but excluding the Buyers and its Affiliates) who commit to provide or otherwise enter into agreements to provide the Debt Financing (including any joinder agreements or credit agreements entered into pursuant thereto or relating thereto), including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of any Debt Financing, together with their respective former, current and future Affiliates, officers, directors, managers, employees, controlling persons, stockholders, equity holders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equity holder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge (whether legal or equitable and whether fixed or floating), lien, encumbrance, equitable interest, license, option, right of first refusal, preemptive right, or other similar prohibition or restriction of any nature (including any restriction upon the transfer of any asset, any restriction upon the receipt of any income derived from any asset and any restriction upon the use of any asset); provided that any non-exclusive license of, option to license on a non-exclusive basis, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, any Intellectual Property shall not be considered an Encumbrance.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“Equity Interests” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Exchange Filings” means, with respect to the Dividend and Distribution, the registrations with the SAFE and the filings with the State Administration of Taxation and the completion of the related foreign exchange filing with the relevant bank authorized by the SAFE required with respect to the consummation of the Dividend and Distribution as contemplated under Section 5.10.

“Fundamental Representations” means the representations and warranties of the Seller, Xing Wei, ATA BVI and ATA Learning contained in Section 3.01, Section 3.02, Section 3.04(a), and Section 3.05.

“GAAP” means the United States or PRC generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or municipal government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, in each case, whether the PRC or non-PRC.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, as of any time, without duplication, as applied to any Person the sum of (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, breakage costs, or other unpaid similar costs, fees or expenses (if any) required to fully discharge such Person’s obligations under (i) indebtedness for borrowed money, including overdrafts, of such Person as of such time and (ii) indebtedness evidenced by notes, debentures or similar instruments of such Person as of such time, (b) indebtedness for the deferred purchase price of property or services (including earn-outs and similar obligations to the extent payable on their terms but excluding current liabilities, accounts payables and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person as lessee under leases that GAAP requires to be recorded as capital leases as of such time, (d) all letters of credit issued as of such time for the account of such Person, to the extent drawn and not reimbursed in full, (e) reimbursement and other obligations of such Person as of such time with respect to bankers’ acceptances, surety bonds, other financial guarantees that have been drawn or funded, (f) all obligations relating to interest rate protection, swap agreements, collar agreements, factoring agreements and forward exchange Contracts, in each case, to the extent payable if the applicable Contract is terminated at such time (without duplication of other indebtedness supported or guaranteed thereby) (other than any such obligations related to foreign, exchange or currency transactions entered into in the ordinary course of business), (g) all obligations in respect of dividends declared but not yet paid or other distributions payable, in each case, that are payable to a Person other than an Acquired Company other than the Dividend and Distribution Amount, (h) all liabilities arising from any transactions related to the assignment or securitization of receivables for financing purposes to any third party, including all liabilities under factoring agreements and similar Contracts executed for the purpose of obtaining financing; and (i) all guarantees (other than product warranties made in the ordinary course of business) of any Indebtedness of any other Person referred to in clauses (a) through (h), but excluding any guarantees of performance under Contracts in the ordinary course of business, in each case, without duplication, and as determined in a manner consistent with the Accounting Principles.

“Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets, confidential information, or proprietary information; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) domain names and uniform resource locators; (e) industrial designs; (f) trade names, logos, common law trademarks and service marks, and related goodwill; (g) all rights in databases and data collections; (h) all moral rights of authors; and (i) any similar or equivalent rights to any of the foregoing (as applicable).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Material Adverse Effect” means any event, circumstance, change or effect that (a) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business and the Acquired Companies taken as a whole or (b) materially and adversely affects or materially delays the ability of the Seller to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Ancillary Agreements; provided, however, that, in the case of clause (a) only, none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Acquired Companies operate (including legal and regulatory changes), (ii) general economic, market, business, regulatory or political conditions (or changes therein) or events, circumstances, changes, effects or developments affecting the financial, credit, securities, commodities or derivatives markets in the United States, the PRC or in any other country or region in the world, including changes in interest rates or foreign exchange rates, (iii) events, circumstances, changes or effects arising from, or attributable to, the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, (iv) any event, circumstance, change or effect that results from the taking of any action required by this Agreement or any Ancillary Agreement, or any action taken, or failure to take action, or such other changes, in each case which the Buyers or any of their Affiliates has approved, consented to or requested or otherwise taken or omitted to take (or any action not taken as a result of the failure of such Buyer to consent to any action requiring such Buyer’s consent pursuant to Section 5.02), (v) events, circumstances, changes or effects arising from, or attributable to, acts of terrorism or war (whether or not declared) occurring after the date hereof, including any escalation or worsening thereof, (vi) events, circumstances, changes or effects arising from earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions, explosions or fires or other natural disasters, (vii) changes or modifications in GAAP, other applicable accounting standards, or applicable Law or the interpretation or enforcement thereof, and (viii) the failure by the Acquired Companies to meet any internal or industry estimates, expectations, projections or budgets for any period (provided that the underlying events, circumstances, changes and effects that caused or contributed to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that, in the cases of clauses (i), (ii), (v) and (vi) above, to the extent such event, circumstance, change, or effect, has a materially disproportionate effect on the Acquired Companies, taken as a whole, compared with other Persons operating in the industries in which the Acquired Companies operate, then in such case, only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“ordinary course of business” or any similar expression means in the ordinary course of the applicable Person’s business consistent with past practice.

“Permit” means, with respect to any Person, any license, franchise, permit, accreditation, certification, consent, approval, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business or operation of such Person is subject or bound.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PRC Filings” means the registrations and filings with the competent Governmental Authorities of the PRC (including the Foreign Exchange Filings) for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements, including those described in Section 2.04(a)(i), Section 2.04(a)(iii), Section 2.04(a)(iv), Section 2.04(d)(ii), Section 2.04(d)(iv), Section 2.04(d)(v) and  Section 5.10.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“SAFE” means the State Administration of Foreign Exchange of the PRC and/or its competent provincial or local counterparts.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Loss” means any and all PRC taxes paid or payable to the PRC Governmental Authorities in connection with or as a result of the First Closing, the Second Closing and the Dividend and Distribution, and any and all costs, fees and expenses incurred by the Seller (or its Affiliates) payable to its legal counsel, Duff & Phelps LLC and other agents or advisors in connection with this Agreement and the transactions contemplated hereby.

“Seller SEC Reports” means all forms, reports and documents filed by the Seller with the SEC since January 8, 2008 pursuant to the Securities Act and the Exchange Act (the forms, reports and other documents filed since January 8, 2008 and those filed subsequent to the date hereof, including any amendments thereto), collectively.

“Sponsor” means CDH Fund V, L.P.

“Subsidiary” means, with respect to a Party, any Person of which (a) such Party or any other Subsidiary of such Party is a managing member or general partner; (b) at least a majority of the securities or other Equity Interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries; (c) at least a majority of the equity securities or other Equity Interests is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries; or (d) whose assets and financial results are consolidated with the net earnings of such Party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that is not obtained in violation of Section 5.08 of this Agreement and which the Seller Board (upon recommendation of the Special Committee) determines in good faith, if consummated, would result in a transaction more favorable to the shareholders of the Seller than the transactions provided for in this Agreement after (i) consultation with its independent nationally recognized financial advisor and outside legal counsel and (ii) taking into consideration such factors as the Special Committee considers appropriate, which shall include, among other things, all of the terms, conditions, financing, regulatory approvals, expected timing and risk and likelihood of consummation and other relevant events and circumstances (in each case taking into account any revisions to this Agreement made or proposed in writing by the Buyers prior to the time of determination).

“Tax” or “Taxes” means (i) any and all federal, state, local, foreign, or other taxes, charges, fees, imposts, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, capital, transfer, inventory, license, social security, severance, stamp, occupation, property, social security, estimated taxes, customs duties, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) any transferee liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Return(s)” means any and all returns, reports and forms (including elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments thereto) filed or required to be filed with a Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax.

SECTION 1.02                                      Additional Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

Acquired Company; Acquired Companies	RECITALS
Aggregate Share Purchase Price	Section 2.02(c)
Agreement	PREAMBLE
Alternative Acquisition Agreement	Section 5.08(c)(ii)
Arbitration Notice	Section 8.13(a)
ATA BVI	PREAMBLE
ATA Learning	PREAMBLE
ATA Learning Share Purchase Price	Section 2.02(c)
ATA Learning Shares	Section 2.01
ATA Learning SPA	RECITALS
ATA Online	RECITALS
ATA Online Share Purchase Price	Section 2.02(b)
ATA Online Shares	Section 2.01
Bankruptcy and Equity Exception	Section 4.08(b)
Beijing AIC	Section 2.04(a)(i)
Business	RECITALS
Buyer; Buyers	PREAMBLE
Buyer 1	PREAMBLE
Buyer 2	PREAMBLE
Buyer 3	PREAMBLE
Buyer 4	PREAMBLE
Buyer 5	PREAMBLE
Buyer 6	PREAMBLE
Buyer 7	PREAMBLE
Contracting Parties	Section 8.16(a)
Debt Commitment Letters	Section 4.08(a)
Debt Financing	Section 4.08(a)
Debt Financing Agreement	Section 5.06(a)
Deposit	RECITALS
Deposit Account	Section 5.01
Deposit Date	Section 3.07(b)
Dispute	Section 8.13(a)
Dividend and Distribution	Section 5.10
Dividend and Distribution Amount	Section 5.10
Equity Commitment Letter	Section 4.08(a)
Equity Financing	Section 4.08(a)
First Closing	Section 2.03(a)
First Closing Date	Section 2.03(a)
Financing	Section 4.08(a)
Financing Documents	Section 4.08(a)
Foreign Exchange Approvals	Section 5.10
Guarantor	PREAMBLE
HKIAC	Section 8.13(b)
HKIAC Rules	Section 8.13(b)
Long-stop Date	Section 7.01(b)
Non-Party Affiliates	Section 8.16(a)
Party; Parties	PREAMBLE
Pledge of Sponsor Acquired Shares	Section 5.11
PRC; China	PREAMBLE
Proposing Person	Section 5.08(b)(ii)
Second Closing	Section 2.03(b)
Second Closing Date	Section 2.03(b)
Seller	PREAMBLE
Seller Board	RECITALS
Seller Adverse Recommendation Change	Section 5.08(c)(i)
Seller Termination Fee	Section 7.03
Special Committee	RECITALS
Superior Proposal Notice Period	Section 5.08(d)(ii)
Third Closing	Section 2.03(c)
Third Closing Date	Section 2.03(c)
Xing Wei	RECITALS
Zhongxiao	RECITALS
Zhongxiao Shares	Section 2.01
Zhongxiao Share Purchase Price	Section 2.02(a)
Zhongxiao SPA	RECITALS
31.5% ATA Online Shares	Section 2.01(b)
7.5% ATA Online Shares	Section 2.01(a)(ii)

SECTION 1.03                                      Interpretation and Rules of Construction.

(a)                                 In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)                                     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)                                  the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)                               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)                              the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; the term “as of the date hereof”, when used in this Agreement, means as of the date of this Agreement;

(v)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)                              the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)                           references to a Person are also to its successors and permitted assigns;

(viii)                        references to sums of money are expressed in lawful currency of the United States of America (or equivalent amount of lawful currency of the PRC converted at the official exchange rate on the date of payment as quoted by the People’s Bank of China, as applicable), and “$” refers to U.S. dollars and “RMB” refers to Renminbi, lawful currency of the PRC;

(ix)                              when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day;

(x)                                 references to “day” or “days” are to calendar days;

(xi)                              the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(xii)                           “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(xiii)                        references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and

(xiv)                       references to any Law defined or referred to herein or in any agreement or instrument that is referred to herein mean such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and to any rules or regulations promulgated thereunder.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01                                      Purchase and Sale of the Equity Interests.

Upon the terms and subject to the conditions of this Agreement, (a) at the First Closing (defined below), (i) Xing Wei shall sell to Buyer 1, and Buyer 1 shall purchase from Xing Wei, 100% of the Equity Interests in Zhongxiao (“Zhongxiao Shares”), and (ii) ATA Learning shall sell to Buyer 2, and Buyer 2 shall purchase from ATA Learning, 7.5% of the Equity Interests in ATA Online (“7.5% ATA Online Shares”); (b) at the Second Closing (defined below), ATA Learning shall sell to Buyer 3, Buyer 4, Buyer 5 and Buyer 6, and Buyer 3, Buyer 4, Buyer 5 and Buyer 6 shall purchase from ATA Learning, 1.5%, 10.6%, 10% and 9.4% of the Equity Interests in ATA Online, respectively (collectively, “31.5% ATA Online Shares”, and together with 7.5% ATA Online Shares, “ATA Online Shares”); and (c) at the Third Closing (defined below), ATA BVI shall sell to Buyer 7, and Buyer 7 shall purchase from ATA BVI, 100% of the Equity Interests in ATA Learning (“ATA Learning Shares”), in each case, free and clear of any and all Encumbrances. The Parties acknowledge and agree that although the consummation of the transactions contemplated under this Agreement at the First Closing, the Second Closing and the Third Closing shall occur at separate times, they shall be deemed to be inter-conditional and part of the same overall transaction.

SECTION 2.02                                      Purchase Price.

(a)                                 The purchase price for Zhongxiao Shares shall be an amount in cash equal to $20,000,000, payable in U.S. dollars (the “Zhongxiao Share Purchase Price”);

(b)                                 The purchase price for ATA Online Shares shall be an amount in cash equal to $78,000,000, payable in U.S. dollars (with respect to 7.5% ATA Online Shares for Buyer 2) and in RMB by applying the parity rate between U.S. dollars and RMB published by the People’s Bank of China three (3) Business Days prior to the date of the Second Closing (with respect to 31.5% ATA Online Shares for Buyer 3, Buyer 4, Buyer 5 and Buyer 6) (the “ATA Online Share Purchase Price”), among which, the portion of the ATA Online Share Purchase Price payable by Buyer 2 shall equal to $15,000,000, the portion of the ATA Online Share Purchase Price payable by Buyer 3 shall equal to $3,000,000, the portion of the ATA Online Share Purchase Price payable by Buyer 4 shall equal to $21,200,000, the portion of the ATA Online Share Purchase Price payable by Buyer 5 shall equal to $20,000,000, and the portion of the ATA Online Share Purchase Price payable by Buyer 6 shall equal to $18,800,000; and

(c)                                  The purchase price for ATA Learning Shares shall be an amount in cash equal to $102,000,000 (the “ATA Learning Share Purchase Price,” and collectively with the Zhongxiao Share Purchase Price and the ATA Online Share Purchase Price, the “Aggregate Purchase Price”).

SECTION 2.03                                      Closings.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of Zhongxiao Shares and 7.5% ATA Online Shares pursuant to Section 2.01(a) (the “First Closing”) shall take place at the offices of O’Melveny & Myers LLP, 37th Floor, Yin Tai Office Tower, 2 Jianguomenwai Avenue, Chaoyang District, Beijing, China, commencing at 10:00 a.m. (Hong Kong time) on the fifth (5th) Business Day immediately following the day on which the last of the conditions set forth in Section 6.01 shall be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement; provided, that (i) the Seller, Xing Wei and ATA Learning shall notify each of Buyer 1 and Buyer 2 of the First Closing Date (as defined below) in writing no later than five (5) Business Days prior to the First Closing Date, (ii) the First Closing shall not take place within fifteen (15) Business Days after the date hereof and (iii) such place, date and time may be changed to another place, date and/or time as Buyer 1, Buyer 2, and the Seller may mutually agree in writing. The date on which the First Closing occurs is referred to herein as the “First Closing Date.”

(b)                                 Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of 31.5% ATA Online Shares pursuant to Section 2.01(b) (the “Second Closing”) shall take place at the offices of O’Melveny & Myers LLP, 37th Floor, Yin Tai Office Tower, 2 Jianguomenwai Avenue, Chaoyang District, Beijing, China, commencing at 10:00 a.m. (Hong Kong time) on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Section 6.02 shall be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement; provided, that (i) the Seller and ATA Learning shall notify each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 of the Second Closing Date (as defined below) in writing no later than five (5) Business Days prior to the Second Closing Date, and (ii) such place, date and time may be changed to another place, date and/or time as Buyer 3, Buyer 4, Buyer 5, Buyer 6 and the Seller may mutually agree in writing. The date on which the Second Closing occurs is referred to herein as the “Second Closing Date.”

(c)                                  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of ATA Learning Shares pursuant to Section 2.01(c) (the “Third Closing”) shall take place at the offices of O’Melveny & Myers LLP, 37th Floor, Yin Tai Office Tower, 2 Jianguomenwai Avenue, Chaoyang District, Beijing, China, commencing at 10:00 a.m. (Hong Kong time) on the seventh (7th) Business Day immediately following the day on which the last of the conditions set forth in Section 6.03 shall be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Third Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement; provided, that (i) the Seller and ATA BVI shall notify Buyer 7 of the Third Closing Date (as defined below) in writing no later than five (5) Business Days prior to the Third Closing Date, and (ii) such place, date and time may be changed to another place, date and/or time as Buyer 7 and the Seller may mutually agree in writing. The date on which the Third Closing occurs is referred to herein as the “Third Closing Date.”

SECTION 2.04                                      Closing Deliveries by Xing Wei, ATA Learning and ATA BVI.

(a)                                 At the First Closing, in addition to any items the delivery of which is made an express condition to Buyer 1’s obligations at the First Closing pursuant to Section 6.01, Xing Wei shall, and the Seller shall cause Xing Wei to, deliver to Buyer 1:

(i)                                     evidence of completion of registration with the Beijing branch of the PRC State Administration of Industry and Commerce (“Beijing AIC”) reflecting Buyer 1 as the sole shareholder of Zhongxiao holding Zhongxiao Shares;

(ii)                                  copies of resolutions duly executed by the board of directors of Zhongxiao to approve the transfer of Zhongxiao Shares;

(iii)                               a copy of the updated business license of Zhongxiao issued by Beijing AIC; and

(iv)                              a copy of the updated articles of association of Zhongxiao reflecting Buyer 1 as the sole shareholder of Zhongxiao holding Zhongxiao Shares, and the evidence of completion of filing of such articles of association of Zhongxiao with Beijing AIC.

(b)                                 At the First Closing, in addition to any items the delivery of which is made an express condition to the obligations of Buyer 2 at the First Closing pursuant to Section 6.01, ATA Learning shall, and the Seller shall cause ATA Learning to, deliver to Buyer 2:

(i)                                     copies of resolutions duly executed by the board of directors of ATA Online to approve the transfer of 7.5% ATA Online Shares;

(ii)                                  a copy of the updated register of shareholders of ATA Online affixed with the official company stamp of ATA Online showing Buyer 2 as the holder of 7.5% ATA Online Shares at the First Closing as set forth in Section 2.01; and

(iii)                               the original copies of the stock certificates affixed with the official company stamp of ATA Online showing Buyer 2 as the holder of 7.5% ATA Online Shares at the First Closing.

(c)                                  At the Second Closing, in addition to any items the delivery of which is made an express condition to the obligations of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 at the Second Closing pursuant to Section 6.02, ATA Learning shall, and the Seller shall cause ATA Learning to, deliver to Buyer 3, Buyer 4, Buyer 5 and Buyer 6, respectively:

(i)                                     copies of resolutions duly executed by the board of directors of ATA Online to approve the transfer of 31.5% ATA Online Shares;

(ii)                                  a copy of the updated register of shareholders of ATA Online affixed with the official company stamp of ATA Online showing each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 as the holder of the portion of the ATA Online Shares to be held by such Buyer at the Second Closing as set forth in Section 2.01(b) ; and

(iii)                               the original copies of the stock certificates affixed with the official company stamp of ATA Online showing each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 as the holder of the portion of the ATA Online Shares to be held by such Buyer at the Second Closing as set forth in Section 2.01(b) .

(d)                                 At the Third Closing, in addition to any items the delivery of which is made an express condition to Buyer 7’s obligations at the Third Closing pursuant to Section 6.03, ATA BVI shall, and the Seller shall cause ATA BVI to, deliver to Buyer 7:

(i)                                     evidence of payment of the Dividend and Distribution Amount to ATA BVI or a party designated by the Seller;

(ii)                                  evidence of completion of registrations and filings with Beijing AIC reflecting Buyer 7 as the sole shareholder of ATA Learning holding ATA Learning Shares;

(iii)                               copies of resolutions duly executed by the board of directors of ATA Learning to approve the transfer of ATA Learning Shares;

(iv)                              a copy of the updated business license of ATA Learning issued by Beijing AIC; and

(v)                                 a copy of the updated articles of association of ATA Learning reflecting Buyer 7 as the sole shareholder of ATA Learning holding ATA Learning Shares, and the evidence of completion of filing of such articles of association of ATA Learning with Beijing AIC.

SECTION 2.05                                      Closing Deliveries by the Buyers.

(a)                                 At the First Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6.01, (i) Buyer 1 shall deliver or cause to be delivered to Xing Wei, a copy of the irrevocable wiring instructions to its bank evidencing the payment of the Zhongxiao Share Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Xing Wei prior to the First Closing, and (ii) Buyer 2 shall deliver or cause to be delivered to ATA Learning, a copy of the irrevocable wiring instructions to its bank evidencing the payment of its applicable portion of the ATA Online Share Purchase Price in accordance with Section 2.02(b) by wire transfer of immediately available funds to a bank account designated in writing by ATA Learning prior to the First Closing.

(b)                                 At the Second Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6.02, each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 shall deliver or cause to be delivered to ATA Learning, a copy of the irrevocable wiring instructions to its bank evidencing the payment of its applicable portion of the ATA Online Share Purchase Price in accordance with Section 2.02(b) by wire transfer of immediately available funds to a bank account designated in writing by ATA Learning prior to the Second Closing.

(c)                                  At the Third Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6.03, Buyer 7 shall deliver or cause to be delivered to ATA BVI, the ATA Learning Share Purchase Price by a combination of (i) the Guarantor’s irrevocable waiver of, and release to a bank account designated by ATA BVI pursuant to Section 5.01(b), the Deposit in full, in writing, and (ii) wire transfer of immediately available funds in the amount of $82,000,000, to a bank account designated in writing by ATA BVI prior to the Third Closing and deliver to ATA BVI a copy of the irrevocable wiring instructions to its bank evidencing such payment.

SECTION 2.06                                      Tax Payment, Withholding and Deduction.

Each of Xing Wei, ATA Learning and ATA BVI shall, and the Seller shall cause each of them to, be responsible for any and all Taxes arising from its sale of equity interest under this Agreement and make the payment of any such Taxes promptly after each Closing, as applicable. Notwithstanding the foregoing and anything in this Agreement to the contrary, the Buyers (and any other person that has a payment obligation pursuant to this Agreement) shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold pursuant to any applicable Law and to collect any necessary Tax forms, or any similar information, from Xing Wei, ATA Learning or ATA BVI, and any other recipients of payments hereunder. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER, XING WEI, ATA BVI AND ATA LEARNING

Except as disclosed in the Seller SEC Reports (excluding disclosures in the Seller SEC Reports contained in the “Risk Factors”, “Forward Looking Statements” and other sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Seller, Xing Wei, ATA BVI and ATA Learning (for Xing Wei, ATA BVI and ATA Learning, excluding the statements made solely with respect to the Seller) represent and warrant to the Buyers that each of the statements set out in this Article III is true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date, as applicable (except to the extent any such representation and warranty speaks expressly as of a specific date, in which event such representation and warranty is true and correct as of such specific date).

SECTION 3.01                                    Organization, Authority and Qualification of the Seller, Xing Wei, ATA BVI and ATA Learning.

It is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and, and is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not cause a Material Adverse Effect. It has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by it and each Ancillary Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of itself. This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by it, and, assuming due authorization, execution and delivery by other Parties to this Agreement, this Agreement constitutes, and upon their execution each Ancillary Agreement to which it is a party shall constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

SECTION 3.02                                    Ownership of Equity Interests in Acquired Companies.

As of the date of this Agreement, it is the exclusive record and beneficial owner of the Equity Interests in the Acquired Company set forth opposite its name on Schedule 1, free and clear of any and all Encumbrances (other than restrictions on transfer arising under applicable Laws and the Governing Documents of such Acquired Company). There are no voting trusts, irrevocable proxies or other Contracts to which it is a party or is bound with respect to the voting or consent of any of the Equity Interests in the applicable Acquired Company.

SECTION 3.03                                      No Conflict.

Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.06, and except as may result from any facts or circumstances relating solely to the Buyers or their respective Affiliates, the execution, delivery and performance of this Agreement by it to which it is a party do not and will not (a) violate, conflict with, or result in the breach of any provision of its Governing Documents, (b) conflict with or violate in any respect any Law or Governmental Order applicable to it or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to it is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect its ability carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party.

SECTION 3.04                                      Organization, Authority and Qualification of the Acquired Companies.

(a)                                 Each Acquired Company is duly organized, validly existing and in good standing (or of equivalent status in the relevant jurisdiction) under the Laws of the place of its incorporation or establishment and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which such Acquired Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Acquired Company is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  The execution and delivery of this Agreement by each Acquired Company and each Ancillary Agreement to which such Acquired Company is a party, the performance by such Acquired Company of its obligations hereunder and thereunder and the consummation by such Acquired Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Acquired Company.  This Agreement has been, and upon their execution the Ancillary Agreement to which such Acquired Company is a party shall have been, duly executed and delivered by such Acquired Company, and, assuming due authorization, execution and delivery by the Seller, Xing Wei, ATA BVI, ATA Learning, and the Buyers, this Agreement constitutes, and upon their execution the Ancillary Agreement to which such Acquired Company is a party, shall constitute, legal, valid and binding obligations of such Acquired Company, enforceable against such Acquired Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)                                 The certificate of incorporation, business license and articles of associations, each as amended to date, of each Acquired Company are in full force and effect, and none of the Acquired Companies is in violation of any of the material provisions thereof.

SECTION 3.05                                      Capitalization.

(a)                                 Schedule 1 attached hereto sets forth a true and complete description of the capitalization and ownership of the issued and outstanding Equity Interests of the Acquired Companies as of the date of this Agreement and as of the First Closing Date.

(b)                                 Zhongxiao. As of the date of this Agreement, all of the Equity Interests in Zhongxiao are, and immediately prior to the First Closing shall be, beneficially owned and held of record by Xing Wei, free and clear of any and all Encumbrances.  Schedule 1 shall include the register capital and the paid-in capital of Zhongxiao as of the date of this Agreement and immediately prior to the First Closing.

(c)                                  ATA Online. (i) As of the date of this Agreement, 90% and 10% of the Equity Interests in ATA Online are, and immediately prior to the First Closing shall be, owned by ATA Learning and Zhongxiao, respectively, all of which are free and clear of any and all Encumbrances; (ii) As of the First Closing Date and immediately prior to the Second Closing, ATA Learning shall own 82.5% of the Equity Interests in ATA Online, all of which shall be free and clear of any and all Encumbrances; (iii) As of the Second Closing Date and immediately prior to the Third Closing, ATA Learning shall own 51% of the Equity Interests in ATA Online, all of which shall be free and clear of any and all Encumbrances.  Schedule 1 shall include the register capital and the paid-in capital of ATA Online as of the date of this Agreement and immediately prior to the First Closing.  None of the register capital or the paid-in capital of ATA Online or its Subsidiaries may be changed between the First Closing Date to the Third Closing Date, unless with the prior written consent of the Buyers (acting jointly).

(d)                                 ATA Learning. As of the date of this Agreement, all of the Equity Interests in ATA Learning are, and immediately prior to the Third Closing shall be, beneficially owned and held of record by ATA BVI, free and clear of any and all Encumbrances. Schedule 1 shall include the register capital and the paid-in capital of ATA Learning as of the date of this Agreement and immediately prior to the First Closing.  None of the register capital or the paid-in capital of ATA Learning may be changed between the date of this Agreement to the Third Closing Date, unless with the prior written consent of the Buyers (acting jointly).

(e)                                  There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments (other than this Agreement) that could require any of the Seller, Xing Wei, ATA BVI, ATA Learning or the Acquired Companies to issue, sell or otherwise cause to become outstanding any of the Acquired Companies’ Equity Interests, (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Companies, (iii) except as otherwise provided in this Agreement, Contracts to which any of the Seller, Xing Wei, ATA BVI, ATA Learning or the Acquired Companies (or any of their respective properties or assets) are bound or require them or any other Person to repurchase, redeem or otherwise acquire any equity securities of any Acquired Company, (iv) bond, debenture, notes or other Indebtedness that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the stockholders of the Acquired Companies may vote.  None of the Acquired Companies is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of such Acquired Company or, other than this Agreement, any other Contract relating to registration, disposition, voting or dividends with respect to any Equity Interests of such Acquired Company, or that restricts the transfer of the issued or unissued capital stock or other equity or ownership interests of any Acquired Company.

SECTION 3.06                                      Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement by the Seller, Xing Wei, ATA BVI, ATA Learning  and the Acquired Companies (to the extent that such Acquired Company is a party) and each Ancillary Agreement to which the Seller, Xing Wei, ATA BVI, ATA Learning  and/or any Acquired Company is a party, does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) expressly set forth in this Agreement or the Ancillary Agreements including the PRC Filings, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or any of its respective Affiliates.

SECTION 3.07                                      Financial Information.

(a)                                 The balance of the Closing Cash Amount and the Closing Indebtedness Amount of Zhongxiao shall be nil as of the First Closing Date.

(b)                                 Except as otherwise agreed to in Section 6.03(b), the balance of the Closing Cash Amount and the Closing Indebtedness Amount of ATA Online shall be an amount on an as-is, where-is basis as of the Second Closing Date and as of the Third Closing Date such that the financial condition of ATA Online has been maintained in ordinary course of business from the date of payment of the Deposit (the “Deposit Date”) to the Second Closing Date and from the Second Closing Date to the Third Closing Date.

(c)                                  The balance of the Closing Cash Amount and the Closing Indebtedness Amount of ATA Learning shall be nil as of the Third Closing Date.

SECTION 3.08                                      Litigation.

As of the date hereof, there is no Action by or against any of the Acquired Companies pending, or, to the Seller’s knowledge, threatened in writing, before any Governmental Authority that would have a Material Adverse Effect.

SECTION 3.09                                      Brokers.

Except for Duff & Phelps LLC, no broker, finder or investment banker has acted for the Seller in connection with the transactions contemplated by this Agreement or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon agreements, arrangements or understandings made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers represents and warrants to the Seller, severally but not jointly, that each of the statements set out in this Article IV is true and correct with respect to itself or the Financing Document(s) delivered by itself to the Seller as of the date of this Agreement, and shall be true and correct with respect to itself or the Financing Document(s) delivered by itself to the Seller as of the applicable Closing Date (except to the extent any such representation and warranty speaks expressly as of a specific date, in which event such representation and warranty is true and correct as of such specific date).

SECTION 4.01                                      Organization, Authority and Qualification of the Buyers.

Such Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Such Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of such Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which such Buyer is a party.  The execution and delivery by such Buyer of this Agreement and each Ancillary Agreement to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Buyer.  This Agreement has been, and, upon their execution, the Ancillary Agreements to which such Buyer is a party shall have been, duly executed and delivered by such Buyer, and, assuming due authorization, execution and delivery by other Parties of this Agreement, this Agreement constitutes, and upon their execution each Ancillary Agreement to which such Buyer is a party shall constitute, legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

SECTION 4.02                                      No Conflict.

Assuming compliance with the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by such Buyer of this Agreement and each Ancillary Agreement to which such Buyer is a party do not and will not (a) violate or result in the breach of any provision of its organizational documents, (b) violate any Law or Governmental Order applicable to such Buyer or its respective assets, properties or businesses or (c) result in any breach of, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, permit, franchise or other instrument or arrangement to which such Buyer is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of such Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03                                      Governmental Consents and Approvals.

The execution, delivery and performance by such Buyer of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than (a)  the PRC Filings or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04                                      Investment Purpose.

Such Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws.  Such Buyer is able to bear the economic risk of holding Zhongxiao Shares, ATA Online Shares or ATA Learning Shares, as applicable, for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.05                                      Financing.

Immediately prior to or substantially simultaneously with the applicable Closing, such Buyer will have sufficient funds to pay the Purchase Price, as applicable, and to effect all other transactions contemplated by this Agreement and the Ancillary Agreement to which it is a party.

SECTION 4.06                                      Litigation.

As of the date hereof, no Action by or against such Buyer is pending or, to the best knowledge of such Buyer, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.07                                      Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Buyer.

SECTION 4.08                                      Available Funds and Financing.

(a)                                 On or prior to the date hereof, (i) Buyer 3, Buyer 4, Buyer 5, Buyer 6 and Buyer 7 have delivered to the Seller true and complete copies of duly executed commitment letters from the financial institutions named therein attached hereto as Annex I (collectively, the “Debt Commitment Letters”), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing (through loans from financial institutions and/or the issuance or sale of debt securities, or otherwise) in connection with the transactions contemplated under this Agreement to fund all or any portion of the Aggregate Purchase Price (“Debt Financing”), and (ii) Buyer 1 and Buyer 2 have delivered to the Seller true and complete copies of duly executed equity commitment letter from the Sponsor or its Affiliates attached hereto as Annex II (the “Equity Commitment Letter”, together with the Debt Commitment Letters, the “Financing Documents”) pursuant to which the Sponsor or its Affiliates have committed to, subject to the terms and conditions thereof, provide or cause to be provided the purchase price payable by Buyer 1 and Buyer 2 for purchasing Zhongxiao Shares and 7.5% ATA Online Shares, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The proceeds of the Financing will be used to finance the consummation of the transactions contemplated hereby.

(b)                                 As of the date hereof, (i) each of the Financing Documents is in full force and effect and constitutes legal, valid and binding obligations of the applicable Buyer (as applicable and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”)) and, to the knowledge of such Buyer, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification is contemplated, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect. Each of Buyer 3, Buyer 4, Buyer 5, Buyer 6 and Buyer 7 has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of each Party to consummate the transactions contemplated hereby as set forth in Section 6.01(a), Section 6.02(a) and Section 6.03(a), and the conditions to the obligation of the Buyers to consummate the transactions contemplated hereunder as set forth in Section 6.01(c), Section 6.02(c) and Section 6.03(c) or the waiver of such conditions, as of the date hereof, the net proceeds of the Financing contemplated by the Financing Documents and the cash available to each Buyer will be sufficient for such Buyer to pay (1) its respective portion of the Aggregate Purchase Price, and (2) all other amounts required to be paid in connection with the consummation of the transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to the Buyers on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (whether written or oral) to which any Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (y) as expressly set forth in the Financing Documents and (z) any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Financing Documents on the part of any Buyer, or, to the knowledge of the applicable Buyer, any other parties thereto. As of the date hereof, none of the Buyers has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents or that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to such Buyer at the applicable Closing Date.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01                                      Payment of Deposit.

The Parties agree that within seven (7) Business Days following the date of this Agreement, Guarantor shall cause his designee to pay a cash Deposit in the amount of $20,000,000 in U.S. dollars, to a bank account designated by ATA BVI opened in a reputable bank outside the PRC (the “Deposit Account”), as the collateral and security for the obligations of the Buyers under this Agreement.  The Deposit shall be held in the Deposit Account until the earlier of (a) the date on which this Agreement is terminated pursuant to Section 7.01(a), Section 7.01(b), Section 7.01(c)(v) or Section 7.01(d), at which time the Deposit shall be released and refunded to the Guarantor’s designee in full, or (b) (i) the Third Closing Date or (ii) the date on which this Agreement is terminated pursuant to Section 7.01(c)(i), Section 7.01(c)(ii), Section 7.01(c)(iii) or Section 7.01(c)(iv), at which time the Deposit shall be released and paid to a bank account designated by ATA BVI.

SECTION 5.02                                      Conduct of Business Prior to the Third Closing.

Between the date of this Agreement and the earlier of the Third Closing Date and the date on which this Agreement is terminated pursuant to Section 7.01, except as expressly consented to in writing by the Buyers (acting jointly), or otherwise contemplated by this Agreement, the Seller shall cause the Acquired Companies to, (x) conduct the business of such Acquired Companies in the ordinary course of business in all material respects, (y)  preserve intact the business organization of the Acquired Companies, and (z) use their reasonable efforts to preserve intact in all material respects the services of the current officers, employees and consultants of the Business, and the relationships of the Business with customers, suppliers and other persons with which Business has significant business relations.  By way of amplification and not limitation of the foregoing, between the date hereof and the earlier of the Third Closing Date and the date on which this Agreement is terminated pursuant to Section 7.01, except with the prior written consent of the Buyers (such consent not to be unreasonably withheld, conditioned or delayed) or otherwise contemplated by this Agreement, the Seller shall cause the Acquired Companies not to (and to the extent related to the Business or the Acquired Companies, the Seller shall not):

(a)                                 (i) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any capital stock, membership units or other equity securities of any Acquired Company (or any option, warrant or other right to acquire the same or any phantom equity with respect thereto); (ii) reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock, membership units or other equity or ownership interest of the Acquired Companies, or make any other change with respect to the capital structure of the Acquired Companies, or (iii) declare, set aside, make or pay any dividends or distributions with respect to any of its capital stock, membership units or other equity or ownership interest of the Acquired Companies, other than cash dividends made or paid by ATA Learning to ATA BVI prior to the Third Closing;

(b)                                 change, amend or restate the Governing Documents of any of the Acquired Companies;

(c)                                  incur any Indebtedness for principal amounts in excess of $50,000 individually or $100,000 in the aggregate, other than the Indebtedness incurred in the ordinary course of business of the Acquired Companies;

(d)                                 assume, guarantee, endorse or otherwise as an accommodation become responsible for the material obligations of any other Person (other than any other Acquired Company) outside of the ordinary course of business (other than obligations of any other Acquired Company that are permitted under this Section 5.02);

(e)                                  make any loan or material advance (excluding travel expenses advanced in the ordinary course of business) to any Person (other than any loans or advances between or among any of the Acquired Companies or made in the ordinary course of business);

(f)                                   other than in connection with the Dividend and Distribution, declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its membership units, capital stock or other equity or ownership interest;

(g)                                  acquire, dispose of, abandon or exclusively license any material asset or property of the Acquired Companies other than in the ordinary course of business;

(h)                                 extend, amend, waive, modify, cancel or consent to the termination of any material Contract, or extend, amend, waive, modify, cancel or consent to the termination of any Acquired Company’s material rights thereunder, or enter into any Contract or agreement which if entered into prior to the date hereof would be a material Contract, other than (i) Contracts that individually do not involve payments in excess of $50,000 and in the aggregate (taking into account all such Contracts that were entered into individually in reliance on the individual Contract threshold in this sub-section(i)) do not involve payments in excess of $100,000, in any calendar year, or (ii) customer or supplier Contracts in the ordinary course of business;

(i)                                     unless required by applicable Law, (A) award bonuses, grant or pay incentive awards or severance benefits, or otherwise increase the compensation or other benefits payable or provided to any key Employee or any other service-provider of an Acquired Company; (B) enter into any employment, change of control, severance or retention agreement with any key Employee or other service-provider of an Acquired Company; (C) terminate the employment or engagement of any key Employee or other service-provider; or (D) promote or hire any key Employee or any individual who would be a key Employee immediately following such promotion or hiring;

(j)                                    merge with, enter into a consolidation with any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof;

(k)                                 sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Acquired Companies with a value in excess of $10,000 individually or $50,000 in the aggregate;

(l)                                     change any method of accounting or accounting practice or policy used by any of the Acquired Companies, other than such changes required by GAAP;

(m)                             commence, pay or discharge, enter into any settlement with respect to, or waive or compromise, any Action that is material to the Acquired Companies;

(n)                                 incur or commit to incur any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(o)                                 make, change or revoke any Tax election, change any Tax accounting method, file any amended Tax Return, settle or compromise any audit or other proceeding relating to Tax, enter into any closing agreement with respect to Tax, extend the statute of limitations period for the assessment or collection of any Tax, or surrender any right to claim a Tax refund; or

(p)                                 agree to take any of the actions specified in this Section 5.02, except as contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.03                                      Confidentiality.

(a)                                 Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other party Confidential Information.  Subject to this Section 5.03, unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, stock exchange rules or requested by any Governmental Authority, keep confidential and not disclose or reveal any Confidential Information to any person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the transactions contemplated herby or who otherwise need to know the Confidential Information for the transactions contemplated herby and (B) who have agreed in writing, or whom the receiving party will cause, to observe the terms of this Section 5.03, and (ii) not to use Confidential Information for any purpose other than in connection with the transactions contemplated herby.  Each of the parties hereto acknowledges that such party shall be responsible for any breach of the terms of this Section 5.03 by such party or its Representatives (other than its Representatives who have agreed in writing to observe the terms of this Section 5.03), and each of the parties hereto agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)                                 In the event that the receiving party or any of its Representatives is required by Law, stock exchange rules or requested by any Governmental Authority to disclose any Confidential Information, to the extent permissible and reasonably practicable, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 5.03.  In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 5.03, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such party’s reasonable best efforts, at the disclosing party’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

SECTION 5.04                                      Regulatory and Other Authorizations; Notices and Consents.

(a)                                 Subject to the terms and conditions of this Agreement and after the Deposit Date, each of the Parties hereto shall use its reasonable best efforts to: (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements (for the avoidance of doubt, including completing the PRC Filings, the Foreign Exchange Filings and obtaining the Foreign Exchange Approvals); (ii) cooperate fully in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.  Each Party shall pay all filing fees or make other similar payments required by applicable Law to be paid by it to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)                                 Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.04 shall require, or be deemed to require, the Buyers or any of their respective Affiliates to agree to or take any action, nor shall the Acquired Companies without the Buyers’ prior written consent, take or agree to take any action, including entering into any consent decree, hold separate order, divestiture or other arrangement or agreement, in each case, that would result in any arrangements, conditions or restrictions imposed by any Governmental Authority that (i) are not conditioned upon the Third Closing, or (ii) would, individually or in the aggregate, reasonably be expected to, have a Material Adverse Effect on (y) the financial condition or result of operations of the Acquired Companies taken as a whole, or (z) the businesses of the Buyers.

(c)                                  After the Deposit Date, each Party shall keep the other Party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transaction contemplated hereby, including promptly notifying the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the transaction contemplated hereby.

SECTION 5.05                                      Notifications.

From and after the Deposit Date until the Third Closing, the Seller and the Acquired Companies, on the one hand, and the Buyers, on the other hand, shall promptly notify each other of (a) any material written notice received by such party or any of its Representatives from any Governmental Authority in connection with the transactions contemplated hereby, (b) any written notice received by such party or any of its Representatives from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened which relates to the transactions contemplated hereby, or (d) fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware (i) that renders any representation or warranty of such party set forth in this Agreement, if made on or as of the date of any Closing, as applicable, untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any condition set forth in Article VI becoming incapable of being satisfied or being materially delayed; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations, of the Parties hereunder.

SECTION 5.06             Debt Financing Assistance.

(a)           Subject to the terms and conditions of this Section 5.06 and after the Deposit Date, if any Buyer (excluding Buyer 1 and Buyer 2, and for purposes of this Section 5.06 only, the “Buyer” shall refer to Buyer 3, Buyer 4, Buyer 5, Buyer 6 and/or Buyer 7 only) seeks to negotiate and enter into definitive financing and related agreements with respect to the Debt Financing (each, a “Debt Financing Agreement”), then the Seller, Xing Wei, ATA BVI, and ATA Learning shall use their commercially reasonable efforts to provide, and shall procure the Acquired Companies and their Representatives to provide, at the sole expenses of the Buyers, reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by such Buyer and that is necessary, customary or advisable in connection with such Buyer’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies), including: (i) participating in a reasonable number of meetings taking into account the nature of the Debt Financing (including using commercially reasonable efforts to participate in a reasonable number of one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any Debt Financing, and using commercially reasonable efforts to cause the members of senior management and Representatives of the Acquired Companies to participate in such meetings), rating agency presentations, road shows, due diligence and drafting sessions and sessions with prospective Debt Financing Sources and investors, and cooperating reasonably with the marketing efforts of such Buyer and the Debt Financing Sources, in each case in connection with all or any portion of any Debt Financing; (ii) assisting such Buyer and the Debt Financing Sources in the preparation of a reasonable number of rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and other similar materials for any bank or other debt financing and similar documents required in connection with any Debt Financing, including using reasonable efforts to cause the execution and delivery of reasonable and customary representation letters in connection with the bank information memoranda; (iii) facilitating customary due diligence; (iv) using commercially reasonable efforts to obtain from the Acquired Companies’ auditors such accountants’ comfort letters and reports as may be reasonably requested by such Buyer and the consent of such auditors to the use of their reports in any materials relating to the Debt Financing; (v) (A) using commercially reasonable efforts to provide monthly unaudited financial statements (excluding footnotes) consisting of the consolidated balance sheets and the related consolidated statements of results of operations of the Acquired Companies and the Business within twenty-five (25) days of the end of each month prior to the applicable Closing Date; and (B) providing the unaudited consolidated balance sheets and the related consolidated statements of results of operations, cash flows and stockholders’ equity of the Acquired Companies and the Business, prepared in accordance with the Accounting Principles, within forty-five (45) days of the end of each fiscal quarter prior to the applicable Closing Date, (vi) using commercially reasonable efforts to obtain such consents, legal opinions, surveys and title insurance as reasonably requested by such Buyer; (vii) providing documentation and other information with respect to the Acquired Companies at least three (3) Business Days prior to the applicable Closing Date as shall have been reasonably requested in writing by such Buyer at least ten (10) Business Days prior to the applicable Closing Date that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations; and (viii) executing and delivering, at and effective as of the applicable Closing, such board resolutions and other corporate authorizations, and definitive financing documents, including any credit or purchase securities agreements, guarantees, pledge agreements, security agreements, escrow agreements, account control agreements, solvency certificates or other certificates relating to such credit agreements, securities purchase agreements, guarantees and pledges of collateral, as may be reasonably requested by such Buyer in connection with the Debt Financing, and otherwise using commercially reasonable efforts to facilitate the pledging of collateral, at and effective as of the applicable Closing, and cooperating reasonably in connection with the pay-off of existing indebtedness and the release of related Encumbrances, and the Buyer’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Acquired Companies at and effective as of the applicable Closing (for the avoidance of doubt, such Buyer shall be under no obligation hereunder to facilitate any collateral perfection arrangement on or prior to the applicable Closing, other than  delivery by such Buyer of documents showing and evidencing the Equity Interests in the Acquired Company, as applicable); provided that neither the Seller, Xing Wei, ATA BVI, ATA Learning nor any of their Affiliates (including the Acquired Companies) shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing prior to the applicable Closing for which it is not reimbursed or indemnified by the Buyer, as applicable.  The Buyers and their respective Affiliates may share non-public or confidential information regarding any of the Acquired Companies and the Businesses with the Debt Financing Sources from time to time which are parties to the Debt Financing Agreements (subject to the confidentiality provisions set forth therein, which shall contain provisions that are protective of such information that are materially similar in scope to the obligations imposed on the Buyers pursuant to the confidentiality provisions set forth in this Agreement), and such Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Debt Financing; provided that such information is disclosed in accordance with the Debt Financing Agreements and subject to the confidentiality provisions set forth therein.

(b)           The Buyers shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its decision with respect to and, if applicable, efforts to arrange any Debt Financing and shall deliver to the Seller as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Debt Financing Agreements and any material amendments and modifications thereto, except for customary confidential or proprietary fee or engagement letters or any such contracts or other arrangements that do not impact the conditionality of the Debt Financing.

(c)           The applicable Buyer shall, promptly upon the written request, reimburse the Seller, Xing Wei, ATA BVI, ATA Learning and the Acquired Companies (as applicable) for all reasonable and documented out-of-pocket third party costs and expenses incurred by such Party or any of its Representatives in connection with the cooperation provided for in Section 5.06(a)  and shall indemnify and hold harmless such Party and any of its Representatives from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by such Acquired Company).  All non-public or otherwise confidential information regarding the Acquired Companies, the Seller, Xing Wei, ATA BVI or ATA Learning obtained by the Buyers or their Representatives pursuant to this Section 5.06 may be shared (x) on a non-public basis with participants in the Debt Financing who enter into confidentiality arrangements customary for financing transactions of the same type as the applicable Debt Financing and (y) on a confidential basis with rating agencies; provided that the Buyers shall notify the Seller at least two (2) Business Days prior to such sharing.

(d)           In case the Buyers determine to procure for the Debt Financing, the Buyers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Financing in a timely manner including using reasonable best efforts to (i) negotiate and enter into the Debt Financing Agreements, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Debt Financing Agreements that are within its control, (iii) cause the lenders and any other Persons providing the Debt Financing to fund the Debt Financing at or prior to the applicable Closing, and (iv) draw upon and consummate the Debt Financing at or prior to the applicable Closing.  If any portion of the Debt Financing becomes unavailable and in such case the Buyers determine to further procure for alternative financing, (x) the Buyers shall promptly so notify the Seller, and (y) the Buyers shall use their commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event (and in any event no later than five (5) Business Days prior to the Long-stop Date), in an amount sufficient to consummate the transactions contemplated hereunder, and to enter into new definitive agreements with respect to such alternate debt financing.

(e)           Notwithstanding anything to the contrary in this Section 5.06, the   obligation to assist of the Seller, Xing Wei, ATA BVI, ATA Learning and the Acquired Companies shall only be limited to activities that would not have any material adverse impact on the Seller, Xing Wei, ATA BVI, ATA Learning and/or the Acquired Companies.

SECTION 5.07             Further Action; Non-Governmental Consents.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver any additional instruments reasonably necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement; provided that nothing in this Section 5.07 shall be deemed to affect or modify the requirements set forth in Section 5.04 of this Agreement.

(b)           After the Deposit Date, the Acquired Companies shall, and the Seller, Xing Wei, ATA BVI and ATA Learning shall cause the Acquired Companies to, use their reasonable best efforts to obtain all necessary consents required to be obtained, and to make all necessary notices required to be made, by them from third parties (other than Governmental Authorities) to avoid the breach or termination of any Contract to which an Acquired Company is party and, by its terms, requires the notice to or consent of such third party or provides such third party any termination rights in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Without limiting the generality of the foregoing, the Acquired Companies shall permit the Buyers and their respective Representatives the reasonable opportunity to review in advance any proposed written communication to any such third party (and consider in good faith the views of such Buyer in connection therewith), and permit the Buyers and their respective Representatives the reasonable opportunity to participate in any substantive meetings or discussions with such third party in connection with the giving of such notices or efforts to obtain such consents referred to in this Section 5.07.  The Buyers shall, and shall cause their respective Affiliates to, provide reasonable assistance to the Acquired Companies in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties in connection with obtaining the consents or approvals referred to in this Section 5.07.

SECTION 5.08             Exclusivity; Superior Proposal.

(a)           Between the Deposit Date and the earlier of the Third Closing and the termination of this Agreement pursuant to Section 7.01, the Seller and the Acquired Companies shall not, and each of them shall take all actions necessary to ensure that none of their Affiliates or any of their respective Representatives shall, directly or indirectly: (a) solicit, initiate, encourage or agree to any other proposals or offers from any Person (other than the Buyers, their Affiliates and their respective Representatives) relating to any direct or indirect acquisition or purchase of all or any material portion of the Business, whether effected by sale of assets, sale of stock, merger or otherwise; or (b) participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Seller shall notify the Buyers promptly, but in any event within two (2) Business Days, orally and in writing if any proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall indicate in reasonable detail the identity of all Persons making proposals, offers, inquiries or other contacts and the terms and conditions of such proposals, offers, inquiries or other contacts.

(b)           Notwithstanding anything to the contrary contained in Section 5.08(a) but subject to the last sentence of this Section 5.08(b), at any time prior to the Third Closing, following the receipt of a bona fide written Acquisition Proposal that did not result from a breach of Section 5.08(a) in any material respect, the Seller, Xing Wei, ATA BVI, ATA Learning and the Acquired Companies may, subject to compliance with the other provisions of this Section 5.08 and acting under the direction of the Special Committee:

(i)            contact the Person who has made such Acquisition Proposal (the “Proposing Person”) to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal;

(ii)           provide information in response to the request of the Proposing Person, if and only if, prior to providing such information, the Seller has received from the Proposing Person an executed confidentiality agreement; or

(iii)          engage or participate in any discussions or negotiations with the Proposing Person;

provided that prior to taking any action described in Section 5.08(b)(ii) or  Section 5.08(b)(iii) above, (x) the Special Committee shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, and (y) the Special Committee shall have determined in good faith, based on the information then available and after consultation with its independent nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c)           Except as expressly provided by Section 5.08(d), neither the Seller Board nor any committee thereof shall:

(i)            (A) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (B) publicly take, disclose a position with regard to or issue any statement referencing an Acquisition Proposal (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Seller Board has received and is currently evaluating such Acquisition Proposal) that is not an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement, or (C) cause or permit the Seller or any Acquired Companies to enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any confidentiality agreement entered into in accordance with Section 5.08(b)(ii)) (any action described in clauses (A) through (C), a “Seller Adverse Recommendation Change”); or

(ii)           cause or permit the Seller or any Acquired Companies to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)           Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement, the Special Committee may, if the Seller has received an Acquisition Proposal from any Person that is not withdrawn and that the Special Committee concludes in good faith constitutes a Superior Proposal, (x) effect a Seller Adverse Recommendation Change with respect to such Superior Proposal and/or (y) authorize the Seller to terminate this Agreement and to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)            the Special Committee determines in good faith, after consultation with its independent nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(ii)           prior to effecting a Seller Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with  Section 5.08(d), (A) the Seller shall have provided prior written notice to the Buyers at least five (5) Business Days in advance (the “Superior Proposal Notice Period”), to the effect that the Seller has received an Acquisition Proposal that is not withdrawn and that the Special Committee concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Special Committee has resolved to effect a Seller Adverse Recommendation Change and/or to terminate this Agreement pursuant to Section 7.01(c)(v), which notice shall specify the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal, and (B) the Seller shall, and shall cause its financial and legal advisors to, during the Superior Proposal Notice Period, (1) negotiate with the Buyers in good faith (to the extent the Buyers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit the Buyers to make a presentation to the Seller Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent the Buyers desire to make such presentation);  provided that in the event of any material revisions to the Acquisition Proposal that the Seller Board has determined to constitute a Superior Proposal, the Seller shall deliver a new written notice to the Buyers and to comply with the requirements of this Section 5.08 with respect to such new written notice; provided further, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period; and

(iii)          in the case of any action described in Section 5.08(d)(y) above, the Seller shall have validly terminated this Agreement in accordance with Section 7.01(c)(v).

(e)           Nothing contained in this Section 5.08 shall be deemed to prohibit the Seller, the Seller Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Seller Board has received and is currently evaluating such Acquisition Proposal) that is not an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Seller Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

SECTION 5.09             Ancillary Agreements.

The Parties acknowledge and agree that the Ancillary Agreements are for the purpose of facilitating the PRC Filings only, and in case of any conflict between the terms and conditions under the Ancillary Agreements and the terms and conditions hereof among the Parties hereto, the terms and conditions of this Agreement shall prevail.

SECTION 5.10             Dividend and Distribution.

As promptly as practicable following the Second Closing, ATA Learning shall use its reasonable best efforts to, and the Seller shall use its reasonable best efforts to cause ATA Learning to, make and file with the applicable PRC Governmental Authorities all Foreign Exchange Filings, and shall thereafter use their reasonable best efforts to obtain any and all consents, approvals, authorizations, clearances, exceptions, waivers, licenses, permits, notices to or similar affirmation from the SAFE, the State Administration of Taxation and any other relevant PRC Governmental Authorities (“Foreign Exchange Approvals”), as necessary in order to allow ATA Learning to declare and pay dividends, or effect one or multiple distributions, to ATA BVI (the “Dividend and Distribution”) in the aggregate amount of the ATA Online Share Purchase Price (net of any necessary or applicable PRC withholding or other relevant Taxes) or such other amount as may be mutually agreed by the Seller and the Buyers (such amount being the “Dividend and Distribution Amount”) to a bank account designated by ATA BVI.

SECTION 5.11             Pledge of Sponsor Acquired Shares.

As promptly as practicable following the First Closing, Buyer 1 and Buyer 2 shall use their respective best efforts to cause, and ATA Learning shall cause ATA Online to reasonably assist with, the completion of the registration of pledge of Zhongxiao Shares, the 10% Equity Interests of ATA Online held by Zhongxiao, and 7.5% ATA Online Shares with Beijing AIC, respectively, in each case with the Debt Financing Sources being the pledgee and each of Buyer 1, Zhongxiao and Buyer 2 being the pledgor (the “Pledge of Sponsor Acquired Shares”), and Buyer 1 and Buyer 2 shall deliver copies of such share pledge registrations to Buyer 3, Buyer 4, Buyer 5 and Buyer 6.

SECTION 5.12             Transfer of Assets.

Notwithstanding anything to the contrary in this Agreement, following the Deposit Date, ATA Learning shall, and Buyer 7 shall cause ATA Learning to (after the Third Closing), use its commercially reasonable efforts to transfer the assets set forth in Schedule 2 of this Agreement to ATA Testing as soon as possible and at the minimum price permitted by the applicable Laws.

SECTION 5.13             Post-Closing Filing.

(a)         Following each Closing Date, Xing Wei, ATA Learning and ATA BVI shall cooperate with the Buyers and the Seller, and the Buyers and the Seller shall cooperate with each other and with Xing Wei, ATA Learning and ATA BVI, to prepare all relevant and necessary materials and documents, including without limitation, any share transfer agreement and other documents required by applicable Governmental Authorities to register and/or file the sale and purchase of the equity interest under this Agreement, and any audit reports, annual reports or filings, required by Governmental Authorities and stock exchange rules in connection with the transactions contemplated hereunder.

(b)         Each of Xing Wei, ATA Learning and ATA BVI shall, and the Seller shall cause each of them to, (i) promptly report its sale of equity interest under this Agreement to the Taxing Authority, and (ii) within five (5) Business Days after the payment of the Tax in connection with such sale of equity interest, provide a copy of the tax assessment and payment record to the applicable Buyer.

SECTION 5.14             Listing Status

The Seller acknowledges that it is its current intention that it will use its commercially reasonable efforts to maintain its listing status on the NASDAQ Global Market.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01             Conditions to First Closing.

(a)           Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the sale and purchase of Zhongxiao Shares and 7.5% ATA Online Shares in accordance with Section 2.01(a) at the First Closing are subject to the satisfaction of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the applicable Party):

(i)            No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

(ii)           Governmental Approvals. (A) the registration with Beijing AIC that Buyer 1 shall become the sole shareholder of Zhongxiao holding Zhongxiao Shares shall have been completed; (B) Zhongxiao shall have obtained an updated business license from Beijing AIC upon the completion of registration of Buyer 1 as the sole shareholder of Zhongxiao; and (C) the updated articles of association of Zhongxiao shall have been filed with Beijing AIC reflecting that Buyer 1 is the sole shareholder of Zhongxiao holding Zhongxiao Shares.

(iii)          Waiver of Intercompany Receivables.       Zhongxiao shall have waived, and Buyer 1 shall have agreed to rectify waiving, all of the account receivables payable (including the net payable balance) by ATA Testing and Xing Wei as of the First Closing.

(b)           Conditions to Obligations of Xing Wei and ATA Learning. The obligations of Xing Wei to consummate the sale and purchase of Zhongxiao Shares, and the obligations of ATA Learning to consummate the sale and purchase of 7.5% ATA Online Shares, each in accordance with Section 2.01(a) at the First Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)            Representations Warranties of Buyer 1 and Buyer 2.  The representations and warranties of each of Buyer 1 and Buyer 2 contained in Article IV (disregarding all qualifications or exception relating to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and as of the First Closing with the same force and effect as if made on and as of the First Closing Date (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of such Buyer to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(ii)           No Breach of Covenants.  Each of Buyer 1 and Buyer 2 shall have performed in all material respects all covenants and obligations in this Agreement or any Ancillary Agreements required to be performed by it on or prior to the First Closing Date.

(iii)          Closing Deliverables.  Xing Wei and ATA Learning shall have received the deliverables set forth in Section 2.05(a) from Buyer 1 and Buyer 2, respectively.

(iv)          Payment of Deposit.  Guarantor shall have caused his designee to pay the Deposit to ATA BVI pursuant to Section 5.01.

(c)           Conditions to Obligations of Buyer 1 and Buyer 2.  The obligations of Buyer 1 to consummate the sale and purchase of Zhongxiao Shares, and the obligations of Buyer 2 to consummate the sale and purchase of 7.5% ATA Online Shares in accordance with Section 2.01(a) at the First Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)            Representations and Warranties of the Seller, Xing Wei, ATA BVI and ATA Learning.  The representations and warranties of the Seller, Xing Wei, ATA BVI and ATA Learning contained in Article III (other than the Fundamental Representations) shall be true and correct both on the date hereof and as of the First Closing Date with the same force and effect as if made on and as of the First Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect (it being understood that all “material”, “materially”, and “Material Adverse Effect” qualifications and limitations and other qualifications and limitations based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and the Fundamental Representations shall be true and correct in all respects both on the date hereof and on and as of the First Closing Date with the same force and effect as if made on and as of the First Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such particular date).

(ii)                                  No Breach of Covenants.  The Seller, Xing Wei, ATA BVI and ATA Learning shall have performed in all material respects all covenants and obligations in this Agreement and the Ancillary Agreements required to be performed by it on or prior to the First Closing Date.

(iii)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(iv)          Closing Deliverables.  Buyer 1 and Buyer 2 shall have received the deliverables set forth in Section 2.04(a) and Section 2.04(b) from Xing Wei and ATA Learning, respectively.

SECTION 6.02             Conditions to Second Closing.

(a)           Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the sale and purchase of 31.5% ATA Online Shares in accordance with Section 2.01(b)  at the Second Closing are subject to the satisfaction of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the applicable Party):

(i)            No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

(ii)           Completion of First Closing.  The First Closing shall have occurred.

(iii)          Pledge of Sponsor Acquired Shares.            The Pledge of Sponsor Acquired Shares shall have been completed in accordance with Section 5.11.

(b)           Conditions to Obligations of ATA Learning. The obligations of ATA Learning to consummate the sale and purchase of 31.5% ATA Online Shares in accordance with Section 2.01(b)  at the Second Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)            Representations Warranties of Buyer3, Buyer 4, Buyer 5 and Buyer 6.  The representations and warranties of each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 contained in Article IV (disregarding all qualifications or exception relating to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Second Closing with the same force and effect as if made on and as of the Second Closing Date (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of such Buyer to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(ii)           No Breach of Covenants.  Each of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 shall have performed in all material respects all covenants and obligations in this Agreement or any Ancillary Agreements required to be performed by it on or prior to the Second Closing Date.

(iii)          Closing Deliverables.  ATA Learning shall have received the deliverables set forth in Section 2.05(b) from Buyer 3, Buyer 4, Buyer 5 and Buyer 6, respectively.

(c)           Conditions to Obligations of Buyer 3, Buyer 4, Buyer 5 and Buyer 6.  The obligations of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 to consummate the sale and purchase of 31.5% ATA Online Shares in accordance with Section 2.01(b)  at the Second Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)                                     Representations and Warranties of the Seller, ATA BVI and ATA Learning.  The representations and warranties of the Seller, ATA BVI and ATA Learning contained in Article III (other than the Fundamental Representations) shall be true and correct both on the date hereof and as of the Second Closing Date with the same force and effect as if made on and as of the Second Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect (it being understood that all “material”, “materially”, and “Material Adverse Effect” qualifications and limitations and other qualifications and limitations based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and the Fundamental Representations shall be true and correct in all respects both on the date hereof and on and as of the Second Closing Date with the same force and effect as if made on and as of the Second Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such particular date).

(ii)                                  No Breach of Covenants.  The Seller, ATA BVI and ATA Learning shall have performed in all material respects all covenants and obligations in this Agreement or any Ancillary Agreements required to be performed by it on or prior to the Second Closing Date.

(iii)                               Closing Deliverables.  Buyer 3, Buyer 4, Buyer 5 and Buyer 6 shall have received the deliverables set forth in Section 2.04(c) from ATA Learning.

SECTION 6.03                                      Conditions to Third Closing.

(a)                                 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the sale and purchase of ATA Learning Shares in accordance with Section 2.01(c) at the Third Closing are subject to the satisfaction of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the applicable Party):

(i)                                     No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

(ii)                                  Governmental Approvals. (A) the registration with Beijing AIC that Buyer 7 shall become the sole shareholder of ATA Learning holding ATA Learning Shares shall have been completed; (B) ATA Learning shall have obtained an updated business license from Beijing AIC upon the completion of registration of Buyer 7 as the sole shareholder of ATA Learning; and (C) the updated articles of association of ATA Learning shall have been filed with Beijing AIC reflecting that Buyer 7 is the sole shareholder of ATA Learning holding ATA Learning Shares.

(iii)                               Completion of First Closing and Second Closing.  Each of the First Closing and the Second Closing shall have occurred.

(iv)                              Dividend and Distribution.  The Dividend and Distribution shall have been completed and the Dividend and Distribution Amount shall have been received by ATA BVI or a party designated by the Seller.

(v)                                 Waiver of Intercompany Receivables.                      ATA Learning shall have waived, and Buyer 7 shall have agreed to rectify waiving, all of the account receivables payable (including the net payable balance) by ATA Testing, Muhua Shangce Learning Data & Technology (Beijing) Limited, ATA BVI and the Seller as of the Third Closing.

(b)                                 Conditions to Obligations of ATA BVI. The obligations of ATA BVI to consummate the sale and purchase of ATA Learning Shares in accordance with Section 2.01(c) at the Third Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)                                     Representations Warranties of Buyer 7.  The representations and warranties of Buyer 7 contained in Article IV (disregarding all qualifications or exception relating to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Third Closing with the same force and effect as if made on and as of the Third Closing Date (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of Buyer 7 to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(ii)                                  No Breach of Covenants.  Buyer 7 shall have performed in all material respects all covenants and obligations in this Agreement or any Ancillary Agreements required to be performed by it on or prior to the Third Closing Date.

(iii)                               Closing Deliverables.  ATA BVI shall have received the deliverables set forth in Section 2.05(c).

(c)                                  Conditions to Obligations of Buyer 7.  The obligations of Buyer 7 to consummate the sale and purchase of ATA Learning Shares in accordance with Section 2.01(c) at the Third Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(i)                                     Representations and Warranties of the Seller, Xing Wei, ATA BVI and ATA Learning.  The representations and warranties of the Seller, Xing Wei, ATA BVI and ATA Learning contained in Article III (other than the Fundamental Representations) shall be true and correct both on the date hereof and as of the Third Closing Date with the same force and effect as if made on and as of the Third Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect (it being understood that all “material”, “materially”, and “Material Adverse Effect” qualifications and limitations and other qualifications and limitations based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and the Fundamental Representations shall be true and correct in all respects both on the date hereof and on and as of the Third Closing Date with the same force and effect as if made on and as of the Third Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such particular date).

(ii)                                  No Breach of Covenants.  The Seller, Xing Wei, ATA BVI and ATA Learning shall have performed in all material respects all covenants and obligations in this Agreement or any Ancillary Agreements required to be performed by it on or prior to the Third Closing Date.

(iii)                               Closing Deliverables.  Buyer 7 shall have received the deliverables set forth in Section 2.04(d).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01                                      Termination.

This Agreement may be terminated at any time prior to the Third Closing:

(a)                                 by the mutual written consent of the Seller and the Buyers; or

(b)                                 by either the Seller or the Buyers:

(i)                             if the Third Closing shall not have occurred on or before the date falling six (6) months after the date of this Agreement (such date, as may be extended pursuant to the following provision, the “Long-stop Date”); provided, however, that if all conditions with respect to the Third Closing set forth in Article VI have been satisfied or, if permissible under applicable Law, waived by the party entitled to waive such condition as of such date (or in the case of conditions that by their terms are to be satisfied at the Third Closing, shall be capable of being satisfied on such date) other than the conditions set forth in Section 6.03(a)(iv), either the Seller or the Buyers (acting jointly) may extend the Long-stop Date to the date falling nine (9) months after the date of this Agreement, which date shall be deemed to be the Long-stop Date for all purposes thereafter; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Third Closing to occur on or prior to the Long-stop Date; or

(ii)                          in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement shall have become final and non-appealable; provided that no party may terminate this Agreement pursuant to this Section 7.01(b)(ii) whose or whose Affiliates’ breach or breaches of any provisions of this Agreement or any of the Ancillary Agreements result in such Governmental Order; or

(c)                                  by the Seller:

(i)                             if any of the Buyers shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.01(b), Section 6.02(b) or Section 6.03(b), which breach (x) cannot be cured by the Long-stop Date or (y) if capable of being cured by the Long-stop Date, shall not have been cured by the earlier of the Long-stop Date and thirty (30) days after the giving of written notice by the Seller to the Buyers specifying such breach provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Seller, Xing Wei, ATA BVI or ATA Learning is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement; or

(ii)                          prior to the First Closing, if (x) all of the conditions set forth in Section 6.01(a) and Section 6.01(c) (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing but which are otherwise capable of satisfaction at the First Closing) have been satisfied or waived, (y) the Seller has irrevocably confirmed by notice to Buyer 1 and Buyer 2 that all conditions set forth in Section 6.01(b) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing but which are otherwise capable of satisfaction at the First Closing) or that it is willing to waive any unsatisfied conditions in Section 6.01(b) and (z) Buyer 1 and Buyer 2 fail to complete the First Closing within seven (7) Business Days after the delivery of such notice; or

(iii)                       following the First Closing and prior to the Second Closing, if (x) all of the conditions set forth in Section 6.02(a) and Section 6.02(c) (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing but which are otherwise capable of satisfaction at the Second Closing) have been satisfied or waived, (y) the Seller has irrevocably confirmed by notice to Buyer 3, Buyer 4, Buyer 5 and Buyer 6 that all conditions set forth in Section 6.02(b) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing but which are otherwise capable of satisfaction at the Second Closing) or that it is willing to waive any unsatisfied conditions in Section 6.02(b) and (z) Buyer 3, Buyer 4, Buyer 5 and Buyer 6 fail to complete the Second Closing within three (3) Business Days after the delivery of such notice; or

(iv)                      following the Second Closing, if (x) all of the conditions set forth in Section 6.03(a) and Section 6.03(c) (other than those conditions that by their nature are to be satisfied by actions taken at the Third Closing but which are otherwise capable of satisfaction at the Third Closing) have been satisfied or waived, (y) ATA BVI has irrevocably confirmed by notice to Buyer 7 that all conditions set forth in Section 6.03(b) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Third Closing but which are otherwise capable of satisfaction at the Third Closing) or that it is willing to waive any unsatisfied conditions in Section 6.03(b) and (z) Buyer 7 fails to complete the Third Closing within three (3) Business Days after the delivery of such notice; or

(v)                         prior to the Third Closing, if (x) the Seller Board has, upon recommendation of the Special Committee, authorized the Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (y) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Seller enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (x); and (z) the Seller immediately prior to, or concurrently with, the termination of this Agreement pays to the Buyers in immediately available funds the Seller Termination Fee (defined below) required to be paid pursuant to Section 7.03, provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c)(v) unless the Seller has complied in all material respects with the requirements of Section 5.08 of this Agreement and the Seller has complied in all respects with the requirements of Section 5.08(e) that the Seller is required to satisfy before taking action pursuant to this Section 7.01(c)(v); or

(d)                                 by the Buyers (acting jointly), if any of the Seller, Xing Wei, ATA BVI or ATA Learning shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.01(c), Section 6.02(c) or Section 6.03(c), which breach (x) cannot be cured by the Long-stop Date or (y) if capable of being cured by the Long-stop Date, shall not have been cured by the earlier of the Long-stop Date and thirty (30) days after the giving of written notice by the Buyers to the Seller specifying such breach; provided, however, that the Buyers shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if any of the Buyers is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement.

SECTION 7.02                                      Effect of Termination.

(a)                                 In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except that Section 5.03, Section 5.06(c) relating to reimbursement and indemnification by the Buyers, this Article VII and Article VIII shall survive any termination of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated after the First Closing but prior to the Second Closing, (i) the relevant Parties shall take all actions and sign all documents as appropriate and necessary to cause Zhongxiao Shares and 7.5% ATA Online Shares to be transferred to Xing Wei and ATA Learning, respectively, or any other parties designated by the Seller, and (ii) Xing Wei and ATA Learning shall, and the Seller shall cause Xing Wei and ATA Learning or any other parties designated by the Seller to, pay in full the Zhongxiao Share Purchase Price and the applicable portion of the ATA Online Share Purchase Price, to Buyer 1 and Buyer 2, respectively. In the event (x) (A) this Agreement is terminated by the Seller pursuant to Section 7.01(c)(i) or Section 7.01(c)(iii), and (B) the Deposit is not sufficient to fully compensate the Seller Loss, or (y) (A) this Agreement is terminated by the Seller and the Buyers pursuant to Section 7.01(a), or by either the Seller or the Buyers pursuant to Section 7.01(b), and (B) any of the Seller or its Affiliates has incurred any Seller Loss, Buyer 7 shall indemnify and hold harmless the Seller and its Affiliates from and against, such difference between the Seller Loss and the Deposit (which shall be a positive number) in the event of Section 7.02(b)(x), or the Seller Loss in the event of Section 7.02(b)(y); provided, the Seller shall provide to Buyer 7, all documents and information evidencing such Seller Loss actually suffered, sustained, incurred or paid by the Seller and its Affiliates, as reasonably requested by Buyer 7.

(c)                                  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated after the Second Closing but prior to the Third Closing, (i) the relevant Parties shall take all actions and sign all documents as appropriate and necessary to cause Zhongxiao Shares and ATA Online Shares to be transferred to Xing Wei and ATA Learning, respectively, or any other parties designated by the Seller, and (ii) Xing Wei and ATA Learning shall, and the Seller shall cause Xing Wei and ATA Learning or any other parties designated by the Seller to, pay in full the Zhongxiao Share Purchase Price and the ATA Online Share Purchase Price, to Buyer 1, Buyer 2, Buyer 3, Buyer 4, Buyer 5 and Buyer 6, as applicable; provided however, in the event (x) (A) this Agreement is terminated by the Seller pursuant to Section 7.01(c)(i) or Section 7.01(c)(iv), and (B) the Deposit is not sufficient to fully compensate the Seller Loss, or (y) (A) this Agreement is terminated by the Seller and the Buyers pursuant to Section 7.01(a), or by either the Seller or the Buyers pursuant to Section 7.01(b), and (B) any of the Seller or its Affiliates has incurred any Seller Loss, then the portion of the ATA Online Share Purchase Price payable to Buyer 3, Buyer 4, Buyer 5 and Buyer 6, as applicable, shall be deducted by, the difference between the Seller Loss and the Deposit (which shall be a positive number) in the event of Section 7.02(c)(x), or the Seller Loss in the event of Section 7.02(c)(y), on a pro rata basis in proportion to the amount of such portion of the ATA Online Share Purchase Price that is otherwise payable to them; for the avoidance of doubt, the Zhongxiao Share Purchase Price and the portion of the ATA Online Share Purchase Price paid by Buyer 2 in accordance with Section 2.02(b) shall be paid and refunded in full to Buyer 1 and Buyer 2, respectively; provided further, the Seller shall provide to Buyer 7, all documents and information evidencing such Seller Loss actually suffered, sustained, incurred or paid by the Seller and its Affiliates, as reasonably requested by Buyer 7.

SECTION 7.03                                      Fees Following Termination.

(a)                                 In the event that this Agreement is terminated by the Seller pursuant to Section 7.01(c)(v), then the Seller shall pay, or cause to be paid, to the Buyers an amount equal to $5,000,000 (the “Seller Termination Fee”) by wire transfer of same day funds as promptly as possible to an account designated by Buyer 7, but in any event prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to Section 7.01(c)(v).

(b)                                 In the event that this Agreement is terminated by the Seller pursuant to Section 7.01(c)(i), Section 7.01(c)(ii), Section 7.01(c)(iii) or Section 7.01(c)(iv), the Deposit shall be released from the Deposit Account and paid to a bank account designated by ATA BVI in accordance with Section 5.01.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01                                    Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any schedule or certificate delivered pursuant hereto shall terminate at the earlier of the Third Closing and termination of this Agreement pursuant to Section 7.01, except that this Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Third Closing or termination of this Agreement, including the agreements set forth in Article VII and this Article VIII.

SECTION 8.02                                      Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Third Closing shall have occurred.  Notwithstanding the foregoing, the fees and expenses of the legal counsel and Duff & Phelps LLC incurred by the Seller shall be paid by each of the Buyers in proportion with their respective percentage of the Equity Interests in ATA Online to be held directly or indirectly by such Buyer immediately following the Third Closing, provided however, in the event this Agreement is terminated after the First Closing but prior to the Third Closing, such costs and expenses shall be paid by Buyer 3, Buyer 4, Buyer 5, Buyer 6 and Buyer 7, on a joint and several basis.

SECTION 8.03                                      Guarantee by Buyer 7 and Guarantor.

As a material inducement to the Seller to enter into this Agreement, (a) Buyer 7 and Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, the payment obligations of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 under Section 6.02(b)(iii) and Section 8.02; and (b) Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, Buyer 7’s payment obligations under Section 6.03(b)(iii) and Section 7.02(b). Each of Buyer 7 and Guarantor hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. The guarantees in this Section 8.03 shall survive the Third Closing and shall remain in effect for so long as any of Buyer 3, Buyer 4, Buyer 5 and Buyer 6 has any guaranteed obligations hereunder.

SECTION 8.04                                      Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested). All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

(a)                                 if to the Seller, and the Acquired Companies prior to the Third Closing:

ATA Inc.

1/F East Gate, Building No.2, Jian Wai Soho,

No.39, Dong San Huan Zhong Road,

Chaoyang District, Beijing 100022

Attention: Ms. Amy Tung

Email: amytung@atai.net.cn

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

Suite 823, Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing, the PRC

Attention: Mr. Ning Zhang

Email: ning.zhang@morganlewis.com

(b)                                 if to the Buyers (other than Buyer 1 and Buyer 2):

1/F East Gate, Building No.2, Jian Wai Soho

No.39 Dong San Huan Zhong Road

Chao Yang District, Beijing 100022, China

Attention: Yang Pei

Email: yangpei2@ata.net.cn

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

37th Floor, Yintai Tower C

No. 2 Jianguomenwai Avenue, Chaoyang District

Beijing, the PRC

Attention: Mr. Ke Geng

Email: kgeng@omm.com

(c)                                  if to Buyer 1 or Buyer 2:

CDH V Management Company Limited

1503 Level 15, International Commence Centre

1 Austin Road West, Kowloon, Hong Kong

Attention: Li Lei

li.lei@cdhfund.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Beijing Representative Office

Unit 3601, Office Tower A, Beijing Fortune Plaza

No. 7 Dongsanhuan Zhonglu

Chaoyang District

Beijing, the PRC

Attention: Mr. Greg Liu

Email: gliu@paulweiss.com

SECTION 8.05                                      Public Announcements.

No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Parties unless otherwise required by Law or applicable stock exchange regulation, and, to the extent practicable, the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication with any news media; provided, however, that the prior written consent of the other Party shall not be required hereunder with respect to any press release, public announcement or communication with any news media that is substantially similar to a press release, public announcement or communication with any news media previously issued with the prior written consent of such other Party.

SECTION 8.06                                      Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any of the Parties.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.07                                      Entire Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller, Xing Wei, ATA BVI, ATA Learning, the Acquired Companies and the Buyers with respect to the subject matter hereof and thereof.

SECTION 8.08                                      Assignment.

This Agreement may not be assigned by operation of Law or otherwise by any Buyer without the express written consent of the Seller, or by any of the Seller, Xing Wei, ATA BVI, ATA Learning or the Acquired Companies without the express written consent of the Buyers, and any attempted assignment without such consent shall be null and void; provided, however, that: (a) each Buyer shall be permitted to assign (unless to do so would restrict or materially delay the consummation of the transactions contemplated by this Agreement) its rights hereunder to any of its Affiliates without the consent of the Seller, provided that no such assignment shall in any manner limit, affect or relieve such Buyer’s obligations hereunder and provided, further, that such rights shall be assigned back to such Buyer, as applicable, if such Affiliate ceases to be an Affiliate of such Buyer, as applicable; (b) each Buyer shall have the right to assign its rights hereunder to Debt Financing Sources as collateral security in connection with the Debt Financing without the consent of the Seller, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the earlier of (i) the Third Closing or (ii) the termination of this Agreement pursuant to Article VII; and provided, further, that no such assignment shall in any manner limit, affect or relieve such Buyer’s obligations hereunder; and (c) each Buyer shall provide the Seller with notice of any assignment by such Buyer pursuant to clause (a) or (b) of this proviso.  Upon any such permitted assignment, the references in this Agreement to any Party shall also apply to any such Party’s assignee unless the context otherwise requires.

SECTION 8.09                                      Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Buyers or (b) by a waiver in accordance with Section 8.10.

SECTION 8.10                                      Waiver.

A Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered or made available by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 8.11                                      No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except as set forth in Section 5.06(c).

SECTION 8.12                                      Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to the principles of conflict of laws thereof.

SECTION 8.13                                      Dispute Resolution.

(a)                                 Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either Party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)                                 The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator, who shall be qualified to practice law in Hong Kong.

(c)                                  The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrator, the provisions of this Section shall prevail.

(d)                                 Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e)                                  The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   The arbitral tribunal shall decide any Dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)                                  Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)                                 During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i)                                     The Parties agree that any arbitration notice, summons, order, award or other notice of process in Hong Kong shall be sent to each other party in accordance with Section 8.04 hereof.

SECTION 8.14                                      Specific Performance.

The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  The Parties agree that they will not contest the appropriateness of specific performance as a remedy.  In the event that any Party is required to commence litigation to seek enforcement of this Section 8.14, and prevails in such litigation, it shall be entitled to receive, in addition to any other relief granted to it, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder.

SECTION 8.15                                      Counterparts.

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 8.16                                      No Recourse.

(a)                                 Except as expressly set forth in any of the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future equity holder, incorporator, controlling person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equity holder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any of the Ancillary Agreements), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any of the Ancillary Agreements) against any such Non-Party Affiliates; provided that, for clarity, no party to any of the Ancillary Agreements shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party.

(b)                                 Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in any of the Ancillary Agreements, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any of the Ancillary Agreements); and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.  Notwithstanding anything to the contrary contained herein or otherwise, after the Third Closing, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATA Inc.

By:	/s/ Alec Tsui
	Name:	Alec Tsui
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATA Testing Authority (Holdings) Limited

By:	/s/ Kevin Xiaofeng Ma
	Name:	Kevin Xiaofeng Ma
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Xing Wei Institute (Hong Kong) Limited

By:	/s/ Kevin Xiaofeng Ma
	Name:	Kevin Xiaofeng Ma
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATA Learning (Beijing) Inc.
(北京全美教育技术服务有限公司) (Official Seal)

By:	/s/ Kevin Xiaofeng Ma (with company chop)
	Name:	Kevin Xiaofeng Ma
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DELTA HORIZON LIMITED
(新视野教育有限公司)

By:	/s/ William Shang Wi Hsu
	Name:	William Shang Wi Hsu
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALPHA METRIC HORIZON LIMITED
(新元教育有限公司)

By:	/s/ William Shang Wi Hsu
	Name:	William Shang Wi Hsu
	Title:	Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

宁波梅山保税港区麦凯芠股权投资管理合伙企业 （有限合伙）(NINGBO MEISHAN BONDED PORT AREA MAIKAIWEN EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP))

By: its general partner

钱红星 (Hongxin Qian)

By:	/s/ Hongxing Qian (with company chop)

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

宁波梅山保税港区臻铭股权投资管理合伙企业（ 有限合伙）(NINGBO MEISHAN BONDED PORT AREA ZHENMING EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP))

By: its general partner

赵曙秋 (Shuqiu Zhao)

By:	/s/ Shuqiu Zhao (with company chop)

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

宁波梅山保税港区馨怡股权投资管理合伙企业（ 有限合伙）(NINGBO MEISHAN BONDED PORT AREA XINYI EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP))

By: its general partner

杨培 (Patrick Pei Yang)

By:	/s/ Patrick Pei Yang (with company chop)

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

宁波梅山保税港区启馨股权投资管理合伙企业（ 有限合伙）(NINGBO MEISHAN BONDED PORT AREA QIXIN EQUITY INVESTMENT MANAGEMENT PARTNERSHIP (LP))

By: its general partner

朱一萍 (Yiping Zhu)

By:	/s/ Yiping Zhu (with company chop)

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEW BEAUTY HOLDINGS LIMITED
(新美控股有限公司)

By:	/s/ Kevin Xiaofeng Ma
Name: Kevin Xiaofeng Ma
Title: Director

[Share Purchase Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Kevin Xiaofeng Ma, as Guarantor

By:	/s/ Kevin Xiaofeng Ma

[Share Purchase Agreement Signature Page]

Exhibit A

FORM OF ZHONGXIAO SHARE PURCHASE AGREEMENT

Agreement on Transfer of Capital Contribution

XING WEI INSTITUTE (HONG KONG) LIMITED and DELTA HORIZON LIMITED hereby enter into this Agreement on Transfer of Capital Contribution on _____________ (the “Signing Date”):

1.              The current registered capital of Zhongxiao Zhixing Education Technology (Beijing) Limited is RMB10,000,000.

2.              Xing Wei Institute (Hong Kong) Limited intends to transfer the 100% equity (for a corresponding registered capital in the amount of RMB10,000,000) it holds in Zhongxiao Zhixing Education Technology (Beijing) Limited to Delta Horizon Limited for a consideration of US$20,000,000.

3.              Delta Horizon Limited intends to acquire the 100% equity (for a corresponding registered capital in the amount of RMB10,000,000) held by Xing Wei Institute (Hong Kong) Limited in Zhongxiao Zhixing Education Technology (Beijing) Limited for a consideration of US$20,000,000.

4.              The transfer will be officially carried out on the date of the completion of the registration procedures required by applicable laws and regulations (the “Transfer Date”). Upon the Transfer Date, the transferor shall neither enjoy any rights nor assume any obligations as a capital contributor for the capital contribution transferred, and the transferee shall enjoy the rights and assume the obligations as a capital contributor within the amount of its capital contribution.

5.              The consideration under the Agreement shall be paid within [     ] business days from the Transfer Date.

6.              This Agreement shall come into force as of the Signing Date upon the seal by the parties.

Transferor: XING WEI INSTITUTE (HONG KONG) LIMITED

Transferee:       DELTA HORIZON LIMITED

Exhibit B

FORM OF ATA LEARNING SHARE PURCHASE AGREEMENT

Agreement on Transfer of Capital Contribution

ATA TESTING AUTHORITY (HOLDINGS) LIMITED and NEW BEAUTY HOLDINGS LIMITED）hereby enter into this Agreement on Transfer of Capital Contribution on _____________ (the “Signing Date”):

1.              The current registered capital of ATA Learning (Beijing) Inc. is RMB50,000,000.

2.              ATA Testing Authority (Holdings) Limited intends to transfer the 100% equity (for a corresponding registered capital in the amount of RMB50,000,000) it holds in ATA Learning (Beijing) Inc. to New Beauty Holdings Limited for a consideration of US$102,000,000.

3.              New Beauty Holdings Limited intends to acquire the 100% equity (for a corresponding registered capital in the amount of RMB 50,000,000) held by ATA Testing Authority (Holdings) Limited in ATA Learning (Beijing) Inc.  for a consideration of US$102,000,000.

4.              The transfer will be officially carried out on the date of the completion of the registration procedures required by applicable laws and regulations (the “Transfer Date”). Upon the Transfer Date, the transferor shall neither enjoy any rights nor assume any obligations as a capital contributor for the capital transferred, and the transferee shall enjoy the rights and assume the obligations as a capital contributor within the amount of its capital contribution.

5.              The consideration under the Agreement  shall be paid within [     ] business days from the Transfer Date.

6.              This Agreement shall come into force as of the Signing Date upon the seal by the parties.

Transferor:        ATA TESTING AUTHORITY (HOLDINGS) LIMITED

Transferee:        NEW BEAUTY HOLDINGS LIMITED

Schedule 1

CAPITALIZATION OF THE ACQUIRED COMPANIES

(a)             Zhongxiao Zhixing Education Technology (Beijing) Limited

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
Xing Wei Institute (Hong Kong) Limited	10,000,000	10,000,000	100%
TOTAL	10,000,000	10,000,000	100%

(b)             ATA Learning (Beijing) Inc.

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
ATA Testing Authority (Holdings) Limited	50,000,000	50,000,000	100%
TOTAL	50,000,000	50,000,000	100%

(c)              ATA Online (Beijing) Education Technology Co., Ltd.

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
ATA Learning (Beijing) Inc.	50,292,000	50,292,000	90%
Zhongxiao Zhixing Education Technology (Beijing) Limited	5,588,000	5,588,000	10%
TOTAL	55,880,000	55,880,000	100%

Schedule 2

LIST OF ASSETS TO BE TRANSFERRED TO ATA TESTING

(a)             Nanjing University Project Shuang Chuang (南大双创项目)

(b)             Research Project with Education and Research Institute of Tsinghua University (清华大学教育研究院项目)

(c)              30.78% Equity Interests in 北京爱赛达课网络教育科技有限公司 (Beijing Satech Internet Educational Technology Ltd.)

(d)             33% Equity Interests in 大家汇教育科技（北京）有限公司(Master Mind Education Company)

Annex I

Debt Commitment Letters

EXECUTION VERSION

To:          New Beauty Holdings Limited (the “Borrower”)

Address:

Attention:

February 1, 2018

Dear Sirs:

Project Nova — US$82,000,000 Offshore Debt Financing

We, China Merchants Bank Co., Ltd., New York Branch (“CMB”, the “Underwriter”, “us” or “we”), refer to our recent discussions in relation to the potential loan facility of up to USD82,000,000 (the “Financing” or the “Facility”) to the Borrower, in connection with the acquisition of 100% of the shares of ATA Learning (Beijing) Inc. (the “Target”, which in turn (upon the completion of the Acquisition) owns 51% of the shares of ATA Online (Beijing) Education Technology Co., Limited with the project code name Project Nova (the “Acquisition”).

In connection with the Acquisition, CMB is pleased to inform you of its commitment to provide the Financing to the Borrower subject to the terms and conditions set out below.

In this letter (the “Letter”):

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company (and, in relation to CMB, including its head office and any other branch of China Merchants Bank Co., Ltd.).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong and (in relation to any payment in US dollars) New York.

“Closing Date” means the date on which the Acquisition is completed.

“Facility” means the up to US$82,000,000 loan facility to be made available on the terms of the Finance Documents.

“Facility Agreement” has the meaning given to it in the Term Sheet.

“Fee Letter” means the fee letter between the Borrower and the Lender in relation to the Facility.

“Finance Documents” has the meaning given to it in the Term Sheet.

“Lender(s)” means the lender(s) participating in the Facility (or any part thereof) from time to time.

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“Mandate Documents” means this Letter, the Fee Letter and the Term Sheet.

“Term Sheet” means the term sheet attached as Annex A to this Letter.

“Transaction” means the transactions contemplated in the Mandate Documents, the Finance Documents and/or the Steps Plan in the Term Sheet.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this Letter.

1.                                      Appointment

1.1                               The Borrower appoints the Underwriter as exclusive underwriter of the Facility.

1.2                               Until this mandate terminates in accordance with paragraph 11 (Termination):

(a)                                 no other person shall be appointed as underwriter, mandated lead arranger, bookrunner, facility agent or security agent; and

(b)                                 no other titles shall be awarded,

in connection with the Facility without the prior written consent of the Underwriter.

2.                                      Conditions

2.1                               Subject to the terms of the Mandate Documents, the Underwriter is pleased to offer to underwrite and provide to the Borrower 100% of the Facility.

2.2                               The Underwriter’s offer to underwrite the Facility is subject to satisfaction of the following conditions:

(a)                                 compliance by the Borrower with all the terms of each Mandate Document in all material respects and the Mandate Documents not having been terminated in accordance with the terms thereof;

(b)                                 the preparation, execution and delivery of the Facility Agreement (in accordance with the Term Sheet and otherwise in form and substance mutually satisfactory to the Borrower and the Underwriter) by no later than six months after the date of this Letter or any later date agreed between the Borrower and the Mandated Lead Arranger;

(c)                                  there being no material adverse changes in the business, financial conditions, or assets of the Borrower and the Target;

(d)                                 satisfaction of all conditions precedent to utilisation set out in the sections headed “Conditions Precedent” and “Further Conditions Precedent” in the Term Sheet; and

(e)                                  it not being illegal or unlawful for the Underwriter (or any Affiliate of the Underwriter) if the Underwriter were to perform any of its obligations as contemplated under the Mandate Documents or to fund, make available or maintain its participation under the Facility.

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2.3                               If it is or becomes unlawful in any applicable jurisdiction for the Underwriter (or any Affiliate of the Underwriter) to perform any of its obligations as contemplated by the Mandate Documents or to fund, make available or maintain its participation under the Facility, the Mandated Lead Arranger shall:

(a)                                 promptly notify the Borrower upon becoming aware of that event; and

(b)                                 in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in its underwriting in respect of the Facility not being available including (but not limited to) transferring its rights and obligations under the Mandate Documents to one or more of its Affiliates provided that:

(i)                                     the Borrower shall promptly indemnify the Underwriter for all costs and expenses reasonably and properly incurred by the Underwriter as a result of steps taken by it pursuant to this paragraph (b); and

(ii)                                  the Underwriter is not obliged to take any such steps if, in the opinion of the Underwriter (acting reasonably), to do so might be materially prejudicial to it.

3.                                      Costs and Expenses

3.1                               The Borrower shall promptly on demand pay the Underwriter the amount of all costs and expenses (including legal fees) reasonably incurred by the Underwriter in connection with the negotiation, preparation, printing and execution of any or all of the Finance Documents and the Mandate Documents, whether or not any of the Finance Documents is signed. Payment under this paragraph 3 will be made promptly after delivery by the Underwriter to the Borrower of invoice(s) in relation to such costs and expenses.

3.2                               The Borrower shall promptly on demand pay and indemnify the Underwriter against any and all stamp duty and registration and similar tax payable in respect of any or all of the Mandate Documents.

4.                                      Payments

All payments to be made under the Mandate Documents:

(a)                                 shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Underwriter shall notify the Borrower;

(b)                                 shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

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(c)                                  are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

5.                                      Information

5.1                               On the date hereof, save as disclosed in writing to the Underwriter on which the Information (as defined below) is provided to the Underwriter, the Borrower represents and warrants (in the case of Information relating to the Target, to the best of its knowledge) that all written factual information (other than the projections, forecasts, other forward-looking information, budgets, estimates and information of a general economic or industry-specific nature) that has been made available to us by or on behalf of any Obligor or any of its representatives in connection with the Transaction (the “Information”), is complete and correct in all material respects as of the date it is furnished and does not contain any untrue statement of fact or omit to state any fact necessary to make the statements contained therein not misleading in any material respect, in the light of the circumstances under which such statements are made, and nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect.

5.2                               The representation and warranty set out in paragraph 5.1 is deemed to be made by the Borrower daily by reference to the facts and circumstances then existing commencing on the date of this Letter and continuing until the date the Finance Documents are executed and delivered.

5.3                               The Borrower shall immediately notify the Underwriter in writing if the representation and warranty set out in this paragraph 5 is incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that such representation and warranty is, in any material respect, correct and not misleading when made.

5.4                               Notwithstanding anything to the contrary contained herein, the accuracy of such representations and warranties under this paragraph 5 shall not constitute a condition to CMB’s commitments hereunder or the availability and initial funding of the Facility.

These representations and agreements will be superseded by those in the Finance Documents.

6.                                      Indemnity

6.1

(a)                                 The Borrower shall within five Business Days of demand indemnify each Indemnified Person (as defined below) against any cost, expense, loss or liability (including without limitation reasonable and documented legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

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(i)                                     the Acquisition, the Transaction or any transaction contemplated by the Mandate Documents and/or the Finance Documents;

(ii)                                  the use of the proceeds of the Facility; and/or

(iii)                               any Mandate Document and/or the Finance Documents;

(b)                                 The Borrower will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation reasonable and documented legal fees) incurred by or awarded against an Indemnified Person to the extent that cost, expense, loss or liability is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document or any Finance Document or (ii) that the gross negligence, bad faith or wilful misconduct of the Indemnified Person (or its affiliates and controlling persons and their respective directors, officers, employees, advisors, agents and other representatives)

(c)                                  For the purposes of this paragraph 6:

“Indemnified Person” means the Underwriter, the Lender(s), any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

(d)                                 Without limiting in any way the indemnification obligations as set forth above, none of the Indemnified Person, the Borrower, the Target or any of their respective affiliates or their respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages  (including,  without  limitation,  any  loss  of  profits,  business  or  anticipated  savings)  in connection with this Letter, the Facility or the Transaction (other than, in each case, in respect of any such damages incurred or paid by an Indemnified Person to a third party and required to be indemnified pursuant to this paragraph 6).

(e)                                  Each Indemnified Person (i) agrees that the Borrower has no obligation to reimburse such Indemnified Person for fees and expenses and (ii) agrees to refund and return any and all amounts paid by the Borrower to such Indemnified Person, in each case of clauses (i) and (ii), to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

(f)                                   The Borrower shall not be liable for any settlement of any proceeding (or expenses solely in respect of such settlement) effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final and non-appealable judgment against an Indemnified Person in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

6.2                               The Underwriter shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 6.1.

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6.3

(a)                                 The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 6.1(a) above except, following the Borrower’s agreement to and acceptance of the offer under the Mandate Documents, to the extent such cost, expense, loss or liability incurred by the Borrower is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document or any Finance Document or (ii) that the gross negligence, bad faith or wilful misconduct of the Indemnified Person (or its affiliates and controlling persons and their respective directors, officers, employees, advisors, agents and other representatives).

(b)                                 Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential losses or damages.

(c)                                  The Borrower represents to the Underwriter that:

(i)                                     it is acting for its own account and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)                                  it is not relying on any communication (written or oral) from the Underwriter as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the Underwriter shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)                               it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)                              the Underwriter is not acting as a fiduciary for it in connection with the Transaction.

6.4                               Notwithstanding anything to the contrary contained herein, immediately following the occurrence of the closing of the Acquisition and funding under the Facility, the relevant provisions of the definitive Facility Agreement shall supersede the provisions of the preceding paragraphs (to the extent covered therein).

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7.                                      Confidentiality

7.1                               The Borrower and the Underwriter each acknowledge that the Mandate Documents are confidential and no party to this Letter shall, without the prior written consent of each of the other parties to this Letter, disclose the Mandate Documents or their contents to any other person except:

(a)                                 as required by law or regulation or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(b)                                 in any legal proceedings relating to the Mandate Documents, the Finance Documents or the Transaction;

(c)                                  to the Special Committee of the Board of Directors of ATA Inc. (“Listco”) and its professional advisers for the purposes of the Transaction (in the case of any fee letter, being a redacted copy thereof);

(d)                                 to its shareholders, Affiliates, employees or professional advisers for the purposes of the Facility who have been made aware of and agree to be bound by the obligations under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)                                  to any actual or potential investors in the Borrower (or any direct or indirect holding company of the Borrower) and their respective employees or professional advisers for the purposes of the Facility or the Transaction who have been made aware of and agree to be bound by the obligations under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(f)                                   (in the case of the Underwriter) to its head office, branches and/or Affiliates and their respective directors, officers and employees on a “need to know” basis;

(g)                                  to the Target or Listco and its directors, officers, employees or professional advisers involved in the Acquisition on a confidential basis and provided that none of the Target, Listco or its professional advisers may rely on any of the Mandate Documents;

(h)                                 on a “need to know” and confidential basis to potential and prospective lenders, participants or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (or any part thereof) and their professional advisors, who have been made aware of and agree to be bound by the obligations under this paragraph 7; and

(i)                                     to the professional advisers, auditors and agents of any of the persons/entities falling within paragraphs (f) and/or (h) above, where such professional advisers, auditors and agents have been made aware of and agree to be bound by the confidentiality obligation under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice, in each case subject to paragraph 14 (Third Party Rights).

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Notwithstanding any other provision in this Letter or any other document, the parties hereto (and each employee, representative, or other agent of the parties hereto) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

7.2                               The confidentiality provisions set forth in this paragraph 7 shall survive the termination of this Letter and shall expire and shall be of no further effect after the second anniversary of the date hereof.

8.                                      Publicity/Announcements

8.1                               All publicity in connection with the Facility shall be managed by the Underwriter in consultation with Borrower.

8.2                               No announcements regarding the Facility or any roles as underwriter, arranger, bookrunner or lender shall be made without the prior written consent of Borrower and the Underwriter, except as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange.

9.                                      Conflicts

9.1                               Each of the Borrower and the Underwriter acknowledges that the Underwriter or its Affiliates may act in more than one capacity in relation to this Transaction and may have conflicting interests in respect of such different capacities.

9.2                               The Underwriter shall not use confidential information obtained from the Borrower or its Affiliates for the purposes of the Facility in connection with providing services to other persons or furnish such information to such other persons

9.3                               The Borrower acknowledges that the Underwriter has no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to the Borrower or its Affiliates.

10.                               Assignments

10.1                        The Borrower shall not assign any of its rights or transfer any of its rights and/or obligations under the Mandate Documents without the prior written consent of the Underwriter.

10.2                        Subject to paragraph 17.3, the Underwriter shall not assign any of its rights or transfer any of its rights and/or obligations under the Mandate Documents without the prior written consent of the Borrower.

11.                               Termination

11.1                        If the Borrower does not accept the offer made by the Underwriter in this Letter and countersign the Fee Letter before the time specified in the last paragraph of this Letter, such offer shall terminate on that date.

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11.2                        The Underwriter may terminate its obligations under this Letter with immediate effect by notifying the Borrower if:

(a)                                 it is notified by the Borrower that the Borrower’s offer to make the Acquisition has been permanently withdrawn or rejected;

(b)                                 the agreement for the Acquisition is terminated or lapses;

(c)                                  the Borrower has breached its obligations under the Mandate Documents in a material respect; or

(d)                                 the condition set out in paragraph 2.2(b) above is not satisfied.

11.3                        Unless otherwise terminated pursuant to paragraph 11.1 or 11.2 above, the obligations of the Underwriter shall automatically terminate on the date falling six months after the date of this Letter.

12.                               Survival

12.1                        Except for paragraphs 2 (Conditions), 6 (Indemnity) and 11 (Termination) (in the case of paragraph 6 (Indemnity), to the extent that the provisions thereof are covered by equivalent provisions in the Facility Agreement and provided that nothing shall prejudice any accrued claim under paragraph 6 (Indemnity)), the terms of this Letter shall survive and continue after the Finance Documents are signed.

12.2                        Without prejudice to paragraph 12.1, paragraphs 3 (Costs and Expenses), 4 (Payments), 6 (Indemnity), 7 (Confidentiality), 8 (Publicity/Announcements), 9 (Conflicts) and 11 (Termination) to 17 (Miscellaneous) inclusive shall survive and continue after any termination of the obligations of the Underwriter under the Mandate Documents.

13.                               Entire Agreement

13.1                        The Mandate Documents set out the entire agreement between the Borrower and the Underwriter as to arranging the Facility and supersede any prior oral and/or written understandings or arrangements relating to Facility.

13.2                        Any provision of a Mandate Document may only be amended or waived in writing signed by all parties thereto.

14.                               Third Party Rights

14.1                        No person (other than the Borrower and the Underwriter and (to the extent specified in paragraph 6 (Indemnity)) any Indemnified Person) shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or to enjoy the benefits of any provision of the Mandate Documents.

14.2                        Notwithstanding any term of this Letter, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

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15.                               Counterparts

This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

16.                               Governing Law and Jurisdiction

16.1                        This Letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

16.2                        The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including any dispute regarding the existence, validity or termination of this Letter) (a “Dispute”). The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

16.3                        Paragraph 16.2 is for the benefit of the Underwriter only.  Accordingly, the Underwriter shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Underwriter may take concurrent proceedings in any number of jurisdictions.

17.                               Miscellaneous

17.1                        You agree that if any term of the Mandate Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other term of the Mandate Documents or the legality, validity or enforceability in any other jurisdiction of that or any other term of the Mandate Documents.

17.2                        The failure to exercise or delay in exercising a right or remedy by the Underwriter under the Mandate Documents shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Mandate Documents, the rights and remedies of the Underwriter contained in the Mandate Documents are cumulative and not exclusive of any rights or remedies provided by law.

17.3                        The Underwriter reserves the right to employ the services of its Affiliates in providing the services contemplated by the Mandate Documents and/or to delegate the performance of its obligations under the Mandated Documents to one or more of its Affiliates.

If you agree to the above, please acknowledge your agreement and acceptance of the offer made by the Underwriter in this Letter by signing and returning this Letter and the Fee Letter before close of business in New York on February 2, 2018 by e-mail to Dong Wei at dongwei@ny.cmbchina.com.

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Yours faithfully

For and on behalf of

China Merchants Bank Co., Ltd., New York Branch

as Underwriter

/s/ Wenge Fan and Joseph M. Loffredo
Name:	Wenge Fan and Joseph M. Loffredo
Title:	Head of Corporate Banking China Group and Assistant General Manager

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We acknowledge and agree to the above.

For and on behalf of

New Beauty Holdings Limited

as Borrower

/s/ Kevin Xiaofeng Ma
Name:	Kevin Xiaofeng Ma
Title:	Director

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To:

(1)                                Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP)

（宁波梅山保税港区麦凯芠股权投资管理合伙企业（有限合伙））

(2)                                Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP)

(宁波梅山保税港区臻铭股权投资管理合伙企业（有限合伙））

(3)                                Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP)

（宁波梅山保税港区馨怡股权投资管理合伙企业（有限合伙））

(4)                                Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP)

（宁波梅山保税港区启馨股权投资管理合伙企业（有限合伙））

(together, the “Co-Borrowers”)

February 1, 2018

Dear Sirs:

Project Nova — US$53,000,000 Equivalent RMB Onshore Debt Financing

We, China Merchants Bank Co., Ltd., Beijing Branch (“CMB”, the “Underwriter”, “us” or “we”), refer to our recent discussions in relation to the potential loan facility in RMB of the equivalent of USD53,000,000 (the “Financing” or the “Facility”) to the Co-Borrowers, in connection with the acquisition of a total of 31.5% of the shares of ATA Online (Beijing) Education Technology Co., Limited with the project code name Project Nova (the “Acquisition”).

In connection with the Acquisition, CMB is pleased to inform you of its commitment to provide the Financing to the Co-Borrowers subject to the terms and conditions set out below.

In this letter (the “Letter”):

“Acquisition Documents” means documents designated as an “Acquisition Document” by CMB and the Co-Borrowers.

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company (and, in relation to CMB, including its head office and any other branch of China Merchants Bank Co., Ltd.).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing.

“Closing Date” means the date on which the Acquisition is completed.

“Facility” means the US$53,000,000 equivalent RMB loan facility to be made available on the terms of the Finance Documents.

“Facility Agreement” has the meaning given to it in the Term Sheet.

“Fee Letter” means the fee letter between the Co-Borrowers and the Lender in relation to the Facility.

“Finance Documents” has the meaning given to it in the Term Sheet.

“Lender(s)” means the lender(s) participating in the Facility (or any part thereof) from time to time.

“Mandate Documents” means this Letter, the Fee Letter and the Term Sheet.

“Term Sheet” means the term sheet attached as Annex A to this Letter.

“Transaction” means the transactions contemplated in the Mandate Documents, the Finance Documents and/or the Steps Plan in the Term Sheet.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this Letter.

1.                                      Appointment

1.1                               The Co-Borrowers appoint the Underwriter as exclusive underwriter of the Facility.

1.2                               Until this mandate terminates in accordance with paragraph 11 (Termination):

(a)                                 no other person shall be appointed as underwriter, mandated lead arranger, bookrunner, facility agent or security agent; and

(b)                                 no other titles shall be awarded,

in connection with the Facility without the prior written consent of the Underwriter.

2.                                      Conditions

2.1                               Subject to the terms of the Mandate Documents, the Underwriter is pleased to offer to underwrite and provide to the Borrower 100% of the Facility.

2.2                               The Underwriter’s offer to underwrite the Facility is subject to satisfaction of the following conditions:

(a)                                 compliance by the Co-Borrowers with all the terms of each Mandate Document in all material respects and the Mandate Documents not having been terminated in accordance with the terms thereof;

(b)                                 the preparation, execution and delivery of the Facility Agreement (in accordance with the Term Sheet and otherwise in form and substance mutually satisfactory to the Co-Borrowers and the Underwriter) by no later than six months after the date of this Letter or any later date agreed between the Co-Borrowers and the Mandated Lead Arranger;

(c)                                  there being no material adverse changes in the business, financial conditions, or assets of the Co-Borrowers and the Target;

(d)                                 satisfaction of all conditions precedent to utilisation set out in the sections headed “Conditions Precedent” and “Further Conditions Precedent” in the Term Sheet; and

(e)                                  it not being illegal or unlawful for the Underwriter (or any Affiliate of the Underwriter) if the Underwriter were to perform any of its obligations as contemplated under the Mandate Documents or to fund, make available or maintain its participation under the Facility.

2.3                               If it is or becomes unlawful in any applicable jurisdiction for the Underwriter (or any Affiliate of the Underwriter) to perform any of its obligations as contemplated by the Mandate Documents or to fund, make available or maintain its participation under the Facility, the Mandated Lead Arranger shall:

(a)                                 promptly notify the Co-Borrowers upon becoming aware of that event; and

(b)                                 in consultation with the Co-Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in its underwriting in respect of the Facility not being available including (but not limited to) transferring its rights and obligations under the Mandate Documents to one or more of its Affiliates provided that:

(i)                                     the Co-Borrowers shall promptly, jointly and severally, indemnify the Underwriter for all costs and expenses reasonably and properly incurred by the Underwriter as a result of steps taken by it pursuant to this paragraph (b); and

(ii)                                  the Underwriter is not obliged to take any such steps if, in the opinion of the Underwriter (acting reasonably), to do so might be materially prejudicial to it.

3.                                      Costs and Expenses

3.1                               The Co-Borrowers shall promptly, jointly and severally, on demand pay the Underwriter the amount of all costs and expenses (including legal fees) reasonably incurred by the Underwriter in connection with the negotiation, preparation, printing and execution of any or all of the Finance Documents and the Mandate Documents, whether or not any of the Finance Documents is signed. Payment under this paragraph 3 will be made promptly after delivery by the Underwriter to the Co-Borrowers of invoice(s) in relation to such costs and expenses.

3.2                               The Co-Borrowers shall promptly, jointly and severally, on demand pay and indemnify the Underwriter against any and all stamp duty and registration and similar tax payable in respect of any or all of the Mandate Documents.

4.                                      Payments

All payments to be made under the Mandate Documents:

(a)                                 shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Underwriter shall notify the Co-Borrowers;

(b)                                 shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)                                  are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Co-Borrowers shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

5.                                      Information

5.1                               On the date hereof, save as disclosed in writing to the Underwriter on which the Information (as defined below) is provided to the Underwriter, each of the Co-Borrowers represents and warrants (in the case of Information relating to the Target, to the best of its knowledge) that all written factual information (other than the projections, forecasts, other forward-looking information, budgets, estimates and information of a general economic or industry-specific nature) that has been made available to us by or on behalf of any Obligor or any of its representatives in connection with the Transaction (the “Information”), is complete and correct in all material respects as of the date it is furnished and does not contain any untrue statement of fact or omit to state any fact necessary to make the statements contained therein not misleading in any material respect, in the light of the circumstances under which such statements are made, and nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect.

5.2                               The representation and warranty set out in paragraph 5.1 is deemed to be made by the Co-Borrowers daily by reference to the facts and circumstances then existing commencing on the date of this Letter and continuing until the date the Finance Documents are executed and delivered.

5.3                               Each Co-Borrower shall immediately notify the Underwriter in writing if the representation and warranty set out in this paragraph 5 is incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that such representation and warranty is, in any material respect, correct and not misleading when made.

5.4                               Notwithstanding anything to the contrary contained herein, the accuracy of such representations and warranties under this paragraph 5 shall not constitute a condition to CMB’s commitments hereunder or the availability and initial funding of the Facility.

These representations and agreements will be superseded by those in the Finance Documents.

6.                                      Indemnity

6.1

(a)                                 Each Co-Borrower shall, jointly and severally. within five Business Days of demand indemnify each Indemnified Person (as defined below) against any cost, expense, loss or liability (including without limitation reasonable and documented legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)                                     the Acquisition, the Transaction or any transaction contemplated by the Mandate Documents and/or the Finance Documents;

(ii)                                  the use of the proceeds of the Facility; and/or

(iii)                               any Mandate Document and/or the Finance Documents;

(b)                                 The Co-Borrowers will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation reasonable and documented legal fees) incurred by or awarded against an Indemnified Person to the extent that cost, expense, loss or liability is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document or any Finance Document or (ii) that the gross negligence, bad faith or wilful misconduct of the Indemnified Person (or its affiliates and controlling persons and their respective directors, officers, employees, advisors, agents and other representatives)

(c)                                  For the purposes of this paragraph 6:

“Indemnified Person” means the Underwriter, the Lender(s), any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

(d)                                 Without limiting in any way the indemnification obligations as set forth above, none of the Indemnified Person, the Co-Borrowers, the Target or any of their respective affiliates or their respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages  (including,  without  limitation,  any  loss  of  profits,  business  or  anticipated  savings)  in connection with this Letter, the Facility or the Transaction (other than, in each case, in respect of any such damages incurred or paid by an Indemnified Person to a third party and required to be indemnified pursuant to this paragraph 6).

(e)                                  Each Indemnified Person (i) agrees that the Co-Borrowers have no obligation to reimburse such Indemnified Person for fees and expenses and (ii) agrees to refund and return any and all amounts paid by any Co-Borrower to such Indemnified Person, in each case of clauses (i) and (ii), to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

(f)                                   The Co-Borrowers shall not be liable for any settlement of any proceeding (or expenses solely in respect of such settlement) effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Co-Borrowers’ written consent, or if there is a final and non-appealable judgment against an Indemnified Person in any such proceeding, each Co-Borrower agrees to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

6.2                               The Underwriter shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 6.1.

6.3

(a)                                 Each Co-Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such Co-Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 6.1(a) above except, following such Co-Borrower’s agreement to and acceptance of the offer under the Mandate Documents, to the extent such cost, expense, loss or liability incurred by such Co-Borrower is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document or any Finance Document or (ii) that the gross negligence, bad faith or wilful misconduct of the Indemnified Person (or its affiliates and controlling persons and their respective directors, officers, employees, advisors, agents and other representatives).

(b)                                 Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to any Co-Borrower or any of its Affiliates or anyone else for consequential losses or damages.

(c)                                  Each Co-Borrower represents to the Underwriter that:

(i)                                     it is acting for its own account and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)                                  it is not relying on any communication (written or oral) from the Underwriter as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the Underwriter shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)                               it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)                              the Underwriter is not acting as a fiduciary for it in connection with the Transaction.

6.4                               Notwithstanding anything to the contrary contained herein, immediately following the occurrence of the closing of the Acquisition and funding under the Facility, the relevant provisions of the definitive Facility Agreement shall supersede the provisions of the preceding paragraphs (to the extent covered therein).

7.                                      Confidentiality

7.1                               The Co-Borrowers and the Underwriter each acknowledge that the Mandate Documents are confidential and no party to this Letter shall, without the prior written consent of each of the other parties to this Letter, disclose the Mandate Documents or their contents to any other person except:

(a)                                 as required by law or regulation or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(b)                                 in any legal proceedings relating to the Mandate Documents, the Finance Documents or the Transaction;

(c)                                  to the Special Committee of the Board of Directors of ATA Inc. (“Listco”) and its professional advisers for the purposes of the Transaction (in the case of any fee letter, being a redacted copy thereof);

(d)                                 to its shareholders, Affiliates, employees or professional advisers for the purposes of the Facility who have been made aware of and agree to be bound by the obligations under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)                                  to any actual or potential investors in any Co-Borrower (or any direct or indirect holding company of any Co-Borrower) and their respective employees or professional advisers for the purposes of the Facility or the Transaction who have been made aware of and agree to be bound by the obligations under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(f)                                   (in the case of the Underwriter) to its head office, branches and/or Affiliates and their respective directors, officers and employees on a “need to know” basis;

(g)                                  to the Target or Listco and its directors, officers, employees or professional advisers involved in the Acquisition on a confidential basis and provided that none of the Target, Listco or its professional advisers may rely on any of the Mandate Documents;

(h)                                 on a “need to know” and confidential basis to potential and prospective lenders, participants or any direct or indirect contractual counterparties to any swap or derivative transaction relating to any Co-Borrower or its obligations under the Facility (or any part thereof) and their professional advisors, who have been made aware of and agree to be bound by the obligations under this paragraph 7; and

(i)                                     to the professional advisers, auditors and agents of any of the persons/entities falling within paragraphs (f) and/or (h) above, where such professional advisers, auditors and agents have been made aware of and agree to be bound by the confidentiality obligation under this paragraph 7 or are in any event subject to confidentiality obligations as a matter of law or professional practice, in each case subject to paragraph 14 (Third Party Rights).

Notwithstanding any other provision in this Letter or any other document, the parties hereto (and each employee, representative, or other agent of the parties hereto) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

7.2                               The confidentiality provisions set forth in this paragraph 7 shall survive the termination of this Letter and shall expire and shall be of no further effect after the second anniversary of the date hereof.

8.                                      Publicity/Announcements

8.1                               All publicity in connection with the Facility shall be managed by the Underwriter in consultation with Co-Borrowers.

8.2                               No announcements regarding the Facility or any roles as underwriter, arranger, bookrunner or lender shall be made without the prior written consent of Co-Borrowers and the Underwriter, except as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange.

9.                                      Conflicts

9.1                               Each of the Co-Borrowers and the Underwriter acknowledges that the Underwriter or its Affiliates may act in more than one capacity in relation to this Transaction and may have conflicting interests in respect of such different capacities.

9.2                               The Underwriter shall not use confidential information obtained from any Co-Borrower or its Affiliates for the purposes of the Facility in connection with providing services to other persons or furnish such information to such other persons

9.3                               Each Co-Borrower acknowledges that the Underwriter has no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to such Co-Borrower or its Affiliates.

10.                               Assignments

10.1                        No Co-Borrower shall assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of the Underwriter.

10.2                        Subject to paragraph 17.3, the Underwriter shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of the Co-Borrowers.

11.                               Termination

11.1                        If any Co-Borrower does not accept the offer made by the Underwriter in this Letter and countersign the Fee Letter by the time specified in the last paragraph of this Letter, such offer shall terminate on that date.

11.2                        The Underwriter may terminate its obligations under this Letter with immediate effect by notifying the Co-Borrowers if:

(a)                                 it is notified by any Co-Borrower that such Co-Borrower’s offer to make the Acquisition has been permanently withdrawn or rejected;

(b)                                 the agreement for the Acquisition is terminated or lapses;

(c)                                  any Co-Borrower has breached its obligations under the Mandate Documents in a material respect; or

(d)                                 the condition set out in paragraph 2.2(b) above is not satisfied.

11.3                        Unless otherwise terminated pursuant to paragraph 11.1 or 11.2 above, the obligations of the Underwriter shall automatically terminate on the date falling six months after the date of this Letter.

12.                               Survival

12.1                        Except for paragraphs 2 (Conditions), 6 (Indemnity) and 11 (Termination) (in the case of paragraph 6 (Indemnity), to the extent that the provisions thereof are covered by equivalent provisions in the Facility Agreement and provided that nothing shall prejudice any accrued claim under paragraph 6 (Indemnity)), the terms of this Letter shall survive and continue after the Finance Documents are signed

12.2                        Without prejudice to paragraph 12.1, paragraphs 3 (Costs and Expenses), 4 (Payments), 6 (Indemnity), 7 (Confidentiality), 8 (Publicity/Announcements), 9 (Conflicts) and 11 (Termination) to 17 (Miscellaneous) inclusive shall survive and continue after any termination of the obligations of the Underwriter under the Mandate Documents.

13.                               Entire Agreement

13.1                        The Mandate Documents set out the entire agreement between the Co-Borrowers and the Underwriter as to arranging the Facility and supersede any prior oral and/or written understandings or arrangements relating to Facility.

13.2                        Any provision of a Mandate Document may only be amended or waived in writing signed by all parties thereto.

14.                               Third Party Rights

14.1                        No person (other than the Co-Borrowers and the Underwriter and (to the extent specified in paragraph 6 (Indemnity)) any Indemnified Person) shall have any rights to enforce or to enjoy the benefits of any provision of the Mandate Documents.

14.2                        Notwithstanding any term of this Letter, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

15.                               Counterparts

This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

16.                               Governing Law and Jurisdiction

16.1                        This Letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the People’s Republic of China (“PRC”).

16.2                        Any claim, controversy or dispute arising under or related to this Letter shall be submitted to the exclusive jurisdiction of the competent court of the PRC of the place where the Underwriter is domiciled.

17.                               Miscellaneous

17.1                        You agree that if any term of the Mandate Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other term of the Mandate Documents or the legality, validity or enforceability in any other jurisdiction of that or any other term of the Mandate Documents.

17.2                        The failure to exercise or delay in exercising a right or remedy by the Underwriter under the Mandate Documents shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Mandate Documents, the rights and remedies of the Underwriter contained in the Mandate Documents are cumulative and not exclusive of any rights or remedies provided by law.

17.3                        The Underwriter reserves the right to employ the services of its Affiliates in providing the services contemplated by the Mandate Documents and/or to delegate the performance of its obligations under the Mandated Documents to one or more of its Affiliates.

If you agree to the above, please acknowledge your agreement and acceptance of the offer made by the Underwriter in this Letter by signing and returning this Letter and the Fee Letter to CMB before close of business in Beijing on February 2, 2018.

Yours faithfully

For and on behalf of

China Merchants Bank Co., Ltd., Beijing Branch

as Underwriter

/s/ Jianzhong Wang (with company chop)
Name: Jianzhong Wang
Title: Authorized Representative

We acknowledge and agree to the above.

For and on behalf of

Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP)

（宁波梅山保税港区麦凯芠股权投资管理合伙企业（有限合伙））

as Co-Borrower

/s/ Hongxing Qian (with company chop)

Name: Hongxing Qian
Title: General Partner

We acknowledge and agree to the above.

For and on behalf of

Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP)

（宁波梅山保税港区馨怡股权投资管理合伙企业（有限合伙））

as Co-Borrower

/s/ Patrick Pei Yang (with company chop)

Name: Patrick Pei Yang
Title: General Partner

We acknowledge and agree to the above.

For and on behalf of

Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP)

(宁波梅山保税港区臻铭股权投资管理合伙企业（有限合伙））

as Co-Borrower

/s/ Shuqiu Zhao (with company seal)

Name: Shuqiu Zhao
Title: General Partner

We acknowledge and agree to the above.

For and on behalf of

Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP)

（宁波梅山保税港区启馨股权投资管理合伙企业（有限合伙））

as Co-Borrower

/s/ Yiping Zhu (with company chop)

Name: Yiping Zhu
Title: General Partner

Annex II

Equity Commitment Letter

Execution Version

CDH FUND V, L.P.

Ugland House, P.O. Box 309

Grand Cayman, KY1-1104

Cayman Islands

February 6, 2018

Attention:

Delta Horizon Limited (新视野教育有限公司)

Alpha Metric Horizon Limited (新元教育有限公司)

(collectively, “CDH SPVs”)

Re:  Equity Commitment Letter

Ladies and Gentlemen:

CDH Fund V, L.P. (including its successors or permitted assigns, this “Sponsor”) is pleased to offer this commitment, subject to the terms and conditions contained herein, to purchase, directly or indirectly, equity interest in CDH SPVs, two newly-formed companies with limited liability incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. It is contemplated that pursuant to the terms of that certain Share Purchase Agreement dated as of the date hereof, by and among ATA Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), CDH SPVs and other parties thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Share Purchase Agreement”), CDH SPVs will purchase, directly and indirectly, certain amount of equity interest in ATA Online (Beijing) Education Technology Co., Ltd. (全美在线（北京）教育科技股份有限公司) (“ATA Online”), a company limited by shares established under the laws of the PRC (the “CDH Equity Acquisition”).  Concurrently with the delivery of this letter agreement, entities (the “Management SPVs”) owned by Mr. Kevin Xiaofeng Ma (“Mr. Ma”) and management of the Company (together with Mr. Ma, the “Management”) are also delivering to the Company debt commitment letters duly executed by financial institutions and in the form attached to the Share Purchase Agreement as Annex I (each, a “Debt Commitment Letter”) confirming the obtaining of debt financing by the Management SPVs for funding all or any portion of the purchase price payable by them for acquiring, directly or indirectly, the remaining equity interest in ATA Online (the “Management Equity Acquisition”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Share Purchase Agreement.

1.              Commitment.  The Sponsor hereby agrees to contribute, or cause to be contributed, as an equity contribution to CDH SPVs, an aggregate amount equal to $45 million (the “Contribution”), subject to the terms and conditions hereof. The proceeds of the Contribution shall be used by CDH SPVs to pay the consideration for the CDH Equity Acquisition or in connection with the transaction contemplated under the Share Purchase Agreement.  Notwithstanding anything else to the contrary in this letter agreement, the aggregate amount of liability of the Sponsor under this letter agreement shall at no time exceed the Contribution (for the avoidance of doubt, the Sponsor shall not be liable under this letter agreement for any portion of the Contribution that has actually been funded in accordance with the terms hereof).  Each of the Share Purchase Agreement, the share transfer agreements for the Management Equity Acquisition and other agreements entered into in connection with the CDH Equity Acquisition or the Management Equity Acquisition is referred to as a “Transaction Agreement”.

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2.              Closing Conditions.  The Sponsor’s obligation to make the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the closing of the CDH Equity Acquisition (“Closing”), of the following conditions: (a) the satisfaction (or waiver, if permissible) of all conditions precedent to the obligations of CDH SPVs to consummate the transactions contemplated by the Share Purchase Agreement set forth in Section 6.01(a) and (c) thereof, and (b) the receipt by CDH SPVs of the closing deliverables set forth in Section 2.04(a) and (b) of the Share Purchase Agreement.  Notwithstanding anything that may be expressed or implied in this letter agreement or any other document, in no event shall the Sponsor have any obligation to make any payment hereunder at any time if the Closing does not occur.

3.              Enforcement/Recourse.  This letter agreement may only be enforced by (a) CDH SPVs, and (b) by the Company to seek specific performance of the Sponsor’s obligations to fund the Contribution, in the case of clause (b), in accordance with, and to the extent permitted by, the Share Purchase Agreement.  In the event the Sponsor shall have made the Contribution in full in accordance with the terms hereof, then neither the Company nor any other Person (including, without limitation, the Company’s equityholders, Affiliates and Subsidiaries) shall have any remedy against the Sponsor, or any former, current or future director, officer, employee, agent or Affiliate of the Sponsor, any former, current or future, direct or indirect holder of any Equity Interests of the Sponsor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Sponsor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such person or entity, a “Related Person”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement, the Share Purchase Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby.  Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, the parties hereto acknowledge and agree that (a) notwithstanding that the Sponsor may be a limited liability entity, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Related Person, whether by or through piercing of the corporate, limited liability company or limited partnership veil or similar action, a claim on behalf of the Sponsor against any Related Person, the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, or be imposed on or otherwise be incurred by, Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.  In no event shall this letter agreement or the Contribution herein be enforced by any Person unless each of the unfunded Debt Commitment Letters is being concurrently enforced by such Person.

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4.              Expiration.  All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Share Purchase Agreement in accordance with its terms, (b) the Closing (at which time the Contribution shall be discharged but subject to the performance of such obligations), and (c) the making of the Contribution by the Sponsor or its assigns pursuant to Section 1 of this letter agreement.

5.              No Assignment.  Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by one party without the prior written consent of the other parties, except that, without the prior written consent of the other parties, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of its Affiliates or to one or more investment funds or investment vehicles sponsored or managed by the Sponsor or any of its Affiliates; provided that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate, investment fund or investment vehicle. Any purported assignment of this commitment in contravention of this Section 5 shall be void.

6.              No Other Beneficiaries.  Except for the third party beneficiary rights provided to the Company under Section 3 of this letter agreement, this letter agreement shall be binding on the Sponsor solely for the benefit of the other parties hereto and such other parties’ respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than the parties hereto and their respective successors and permitted assigns (but solely at the direction of the Sponsor as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company or either CDH SPV to enforce, the Contribution or any provisions of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 6, 9, 10 and 12), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, the Company’s or either CDH SPV’s creditors shall have no right to enforce this letter agreement or to cause the Company or either CDH SPV to enforce this letter agreement.

7.              Representations and Warranties.

(A) The Sponsor hereby represents and warrants to CDH SPVs that: (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Sponsor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Sponsor in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by the Sponsor of this letter agreement do not and will not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor, or (z) conflict with any material agreement binding on the Sponsor; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by the Sponsor have been obtained or made, or will be obtained or made at or before Closing, and all conditions thereof have been duly complied with, or will be duly complied with, at or before Closing, and no other action by, and no notice to or filing with, any Governmental Authority is required, or will be required at Closing, in connection with the execution, delivery or performance of this letter agreement; (f) the Sponsor or its Affiliate shall have the cash on hand and/or capital commitments required to fund the Contribution at Closing; and (g) the amount of the Contribution is not greater than the maximum cumulative amount permitted to be invested collectively by the Sponsor and its Affiliate in any one portfolio investment pursuant to the terms of their respective constituent documents.

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(B) Each CDH SPV hereby represents and warrants to the Sponsor that: (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on its part are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by it of this letter agreement do not and will not (x) violate its organizational documents, (y) violate any applicable law binding on it or its assets, or (z) conflict with any material agreement binding on it; and (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement.

8.              Severability.  Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 6, 9 and 10 hereof.  No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

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9.              Jurisdiction.  In the event any dispute arises among the parties out of or in relation to this letter agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the claimant(s), irrespective of number, and one (1) arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating an arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 9 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this letter agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

10.       Headings.  Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

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11.       Governing Law; Entire Agreement; Amendment; Counterparts.  This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.  This letter agreement, the other Transaction Agreements and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among the Company or any of its Affiliates, on the one hand, and the Sponsor or any of its Affiliates, on the other hand, if any.  Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Sponsor and CDH SPVs.  This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

[Remainder of page intentionally left blank]

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Very truly yours,

CDH Fund V, L.P.

		By:	/s/ Shangzhi Wu
		Name:	Shangzhi Wu
		Title:	Director

Agreed to and accepted as of the date first
written above:

Delta Horizon Limited (新视野教育有限公司)

By:	/s/ William Shang Wi Hsu
Name:	William Shang Wi Hsu
Title:	Director

Alpha Metric Horizon Limited (新元教育有限公司)

By:	/s/ William Shang Wi Hsu
Name:	William Shang Wi Hsu
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]